As Filed to Rule 424(b)(4)
Registration No. 333-218159

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Class A common stock, $0.000004 par value per share	5,060,000	$27.95	$141,427,000	$16,392

(1)	Includes shares of Class A common stock that may be purchased by the underwriters pursuant to their option to purchase additional shares of Class A common stock.
(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. Represents deferred payment of the registration fees in connection with the registrant’s Registration Statement on Form S-3 (Registration No. 333-218159) being paid herewith.

Prospectus

4,400,000 shares

Class A common stock

We are offering 4,400,000 shares of our Class A common stock in this offering.

We have two classes of authorized common stock, Class A common stock and Class B common stock. The rights of the holders of our Class A common stock and Class B common stock are identical, except with respect to voting and conversion rights. Each share of our Class A common stock is entitled to one vote. Each share of our Class B common stock is entitled to 10 votes and is convertible at any time into one share of our Class A common stock. Following this offering, the holders of our outstanding Class B common stock will hold approximately 60.3% of the voting power of our outstanding capital stock.

Our Class A common stock is listed on The NASDAQ Global Market under the symbol “MB.” On May 24, 2017, the last reported sale price of our Class A common stock on The NASDAQ Global Market was $27.95 per share.

	Per share	Total

Public offering price	$27.95	$122,980,000

Underwriting discounts and commissions(1)	$1.327625	$5,841,550

Proceeds to MINDBODY, Inc., before expenses	$26.622375	$117,138,450
(1)	See “Underwriting” for a description of the compensation payable to the underwriters.

We have granted the underwriters the option to purchase up to an additional 660,000 shares of Class A common stock at the public offering price less the underwriting discounts and commissions.

We are an “emerging growth company” as defined under the U.S. federal securities laws and, as such, are subject to reduced public company reporting requirements. Investing in our Class A common stock involves a high degree of risk. See “Risk factors” beginning on page 8 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of Class A common stock to purchasers on or about May 31, 2017.

Joint Book-Running Managers

J.P. Morgan	UBS Investment Bank	Jefferies	Credit Suisse

Co-Managers

JMP Securities	Pacific Crest Securities	Imperial Capital	Roth Capital Partners
a division of KeyBanc Capital Markets

May 24, 2017

You should rely only on the information contained or incorporated by reference in this prospectus or any free writing prospectus provided in connection with this offering. We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date. It is important for you to read and consider all the information contained in this prospectus, including the documents incorporated by reference herein or any free writing prospectus provided in connection with this offering, in making your investment decision.

For investors outside the United States: Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our Class A common stock and the distribution of this prospectus outside of the United States.

i

Prospectus summary

This summary highlights information appearing elsewhere in this prospectus and the documents incorporated herein by reference and does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information included elsewhere in, or incorporated by reference into, this prospectus, including our consolidated financial statements and the related notes, and any free writing prospectus provided in connection with this offering. You should carefully consider, among other things, the matters discussed in the section titled “Risk Factors,” which is included elsewhere in this prospectus and in other documents that we subsequently file with the Securities and Exchange Commission (SEC) that are incorporated by reference in this prospectus before making an investment decision.

Unless the context otherwise requires, the terms “MINDBODY,” “the company,” “we,” “us” and “our” in this prospectus refer to MINDBODY, Inc. and its consolidated subsidiaries. Our fiscal year ends on December 31.

Our vision

Our vision is to leverage technology to improve the wellness of the world.

Overview

We are the leading technology platform and a leading payments platform for the wellness services industry. Local wellness entrepreneurs worldwide use MINDBODY’s integrated software and payments platform to run, market and build their businesses. We help our subscribers simplify the way they run their businesses, attract and engage more consumers, and boost their revenues so they can focus more on what they love to do—improve people’s lives. We also help consumers more easily find, engage and transact with wellness providers in their local communities, enabling them to live healthier and happier lives.

Our platform is specifically designed for the wellness services industry. Wellness encompasses multiple dimensions of a person’s well-being—physical, emotional, social, occupational and spiritual, among others. As a result, we include health and fitness, integrative health, salon and spa, fine arts and children’s activities as categories within the wellness services industry.

We offer our software platform to our subscribers as a subscription-based service. In the first quarter of 2017, we refined our subscriber growth strategy to focus on high value subscribers, which we define as subscribers of our Starter, Pro, Accelerate and Ultimate software tiers. In connection with this strategy, as of January 1, 2017, we stopped selling subscriptions of our Solo software tier to new subscribers, and we increased monthly subscription pricing across all of our software tiers. In addition, in the first quarter of 2017, we focused our sales and marketing resources in the United States, Canada, the United Kingdom, Ireland, Australia, New Zealand, Hong Kong, and Singapore. We generate the vast majority of our revenue from high value subscribers. The total number of high value subscribers increased from 46,364 as of March 31, 2016 to 54,078 as of March 31, 2017, representing a 17% increase year over year.

Our integrated software and payments platform, along with our transaction-enabled marketplace, creates powerful network effects. As more local wellness businesses adopt our platform, more subscriber listings appear on the MINDBODY app and third-party partner sites available through the MINDBODY Network. As awareness of these businesses increases through these marketing channels, they attract more consumers to our platform. Those consumers then attract even more businesses to our platform. As those businesses and consumers engage in more transactions on our platform through our subscribers’ websites and custom-branded mobile apps and through our MINDBODY app and third-party partner sites, this increases payments and application programming interface, or API, revenue, enabling additional revenue streams from demand generation. For example, we believe the increase in consumer bookings through our MINDBODY app and our subscribers’ custom-branded mobile apps from approximately 18.6 million in the three months ended March 31, 2016 to approximately 30.5 million in the three months ended March 31, 2017 indicates increased engagement on our platform. Finally, as we add more subscribers and consumers to our wellness ecosystem, we attract more technology developers and partners who can use our open API to develop additional apps that extend the capabilities of our open platform.

We intend to continue scaling our organization in order to meet the needs of our subscribers, particularly our high value subscribers. We have invested and expect to continue to invest in our sales and marketing teams to sell our platform globally, including, in particular, in the countries noted above. A key element of our growth strategy is the continuous enhancement and expansion of our software and payments platform by developing and implementing new features and functionality. Through consistent innovation and strategic acquisitions, we have increased both the number of subscribers and the revenue we generate from our subscribers over time. We plan to continue to enhance our software architecture and enhance and expand our platform through ongoing investments in research and development and by pursuing strategic acquisitions of complementary businesses and technologies that will enable us to continue to drive growth in the future, including investments we expect to make in connection with our recent acquisition of Lymber Wellness, Inc.

Risks associated with our business and ownership of our Class A common stock

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this prospectus summary. These risks include, but are not limited to, the following:

•	We have a history of losses, and we may not achieve or maintain profitability in the future and our revenue growth rate may not sustain the levels experienced in recent years;

•

If we fail to increase market acceptance of our platform, enhance and adapt this platform to changing market dynamics and subscriber preferences, or keep pace with technological developments, our business, results of operations, financial condition and growth prospects would be adversely affected;

•

Our business depends substantially on our subscribers renewing their subscription to our platform and any decline in the rate at which subscribers, particularly high value subscribers, renew their subscriptions would harm our future operating results;

•

If our network or computer systems are breached or unauthorized access to subscriber or consumer data is otherwise obtained, our platform may be perceived as insecure, we may lose existing subscribers or fail to attract new subscribers, and we may incur significant liabilities;

•

Because our platform can be used to collect and store personal information, domestic and international privacy and data security concerns could result in additional costs and liabilities to us or inhibit sales of our platform; and

•

The dual class structure of our common stock has the effect of concentrating voting control with those stockholders who held our capital stock prior to the completion of our initial public offering, including our executive officers, employees and directors and their affiliates, which limits your ability to influence the outcome of important transactions, including a change in control.

Corporate information

We were organized as a California limited liability company in February 2001 and converted into a California corporation in October 2004. We were reincorporated in Delaware in March 2015. Our principal executive offices are located at 4051 Broad Street, Suite 220, San Luis Obispo, California 93401, and our telephone number is (877) 755-4279. Our website address is www.mindbodyonline.com, and our investor relations website is investors.mindbodyonline.com. Information contained on, or that can be accessed through, our website does not constitute part of this prospectus and inclusions of our website address in this prospectus are inactive textual references only.

Emerging growth company

The Jumpstart Our Business Startups Act, or the JOBS Act, was enacted in April 2012 with the intention of encouraging capital formation in the United States and reducing the regulatory burden on newly public companies that qualify as “emerging growth companies.” We are an emerging growth company within the meaning of the JOBS Act. As an emerging growth company, we have taken and may continue to take advantage of certain exemptions from various public reporting requirements, including the requirement that our internal control over financial reporting be audited by our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, certain requirements related to the disclosure of executive compensation in this prospectus and in our periodic reports and proxy statements and the requirement that we hold a nonbinding advisory vote on executive compensation and any golden parachute payments. We have taken and may continue to take advantage of these exemptions until we are no longer an emerging growth company.

We will remain an emerging growth company until the earliest to occur of (i) the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; (ii) the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; (iii) the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; and (iv) the last day of the fiscal year ending after the fifth anniversary of the completion of our initial public offering.

See the section titled “Risk Factors—Risks related to ownership of our Class A common stock and this offering—We are an ‘emerging growth company’ and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors” for certain risks related to our status as an emerging growth company.

The offering

Class A common stock offered by us	4,400,000 shares

Class A common stock to be outstanding after this offering	39,383,995 shares

Class B common stock to be outstanding after this offering	5,973,301 shares

Option to purchase additional shares offered by us	660,000 shares

Total Class A common stock and Class B common stock to be outstanding after this offering	45,357,296 shares (46,017,296 shares if the underwriters exercise their option to purchase additional shares in full)

Use of proceeds	We estimate that the net proceeds from the sale of shares of our Class A common stock in this offering will be approximately $116.7 million (or approximately $134.3 million if the underwriters exercise their option to purchase additional shares in full), based upon the public offering price of $27.95 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes of this offering are to increase our capitalization and financial flexibility for, among other things, possible acquisitions of complementary businesses, products, services or technologies. However, we do not have agreements or commitments for any material acquisitions at this time. We may also use the net proceeds from this offering for general corporate purposes, including working capital, operating expenses and capital expenditures. See the section titled “Use of Proceeds” for additional information.

Voting rights	We have two classes of authorized common stock, Class A common stock and Class B common stock. The holders of our Class A common stock are entitled to one vote per share, and the holders of our Class B common stock are entitled to 10 votes per share, on all matters that are subject to a stockholder vote.

Holders of our Class A common stock and Class B common stock will generally vote together as a single class, unless otherwise required by law or our amended and restated certificate of incorporation. The holders of our outstanding Class B common stock will hold approximately 60.3% of the voting power of our outstanding capital stock following this offering and will have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of our directors and the approval of any change in control transaction. See the section titled “Description of Capital Stock” for additional information.

Risk factors	See “Risk Factors” for a discussion of factors that you should consider carefully before deciding whether to purchase shares of our Class A common stock.

NASDAQ trading symbol	“MB”

The number of shares of our Class A common stock and Class B common stock that will be outstanding after this offering is based on 34,983,995 shares of our Class A common stock and 5,973,301 shares of our Class B common stock outstanding as of March 31, 2017, and excludes:

•	2,877,738 shares of our Class B common stock issuable upon the exercise of outstanding options as of March 31, 2017 at a weighted-average exercise price of $9.99 per share;

•	1,110,418 shares of our Class A common stock issuable upon the exercise of outstanding options as of March 31, 2017 at a weighted-average exercise price of $18.70 per share;

•	987,646 shares of our Class A common stock issuable upon the settlement of outstanding restricted stock units as of March 31, 2017;

•	6,377,571 shares of our Class A common stock reserved for future grant or issuance under our 2015 Equity Incentive Plan as of March 31, 2017; and

•	1,171,960 shares of our Class A common stock reserved for issuance under our 2015 Employee Stock Purchase Plan as of March 31, 2017.

Except as otherwise indicated, all information in this prospectus reflects and assumes:

•	no exercise of outstanding options since March 31, 2017;

•	no vesting of restricted stock units since March 31, 2017; and

•	no exercise by the underwriters of their option to purchase additional shares of Class A common stock from us in this offering.

Summary consolidated financial data

The following tables set forth our consolidated statements of operations data for the years ended December 31, 2014, 2015 and 2016, and the three months ended March 31, 2016 and 2017, as well as the consolidated balance sheet data as of March 31, 2017. The summary consolidated statements of operations data for the years ended December 31, 2014, 2015 and 2016 were derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated into this prospectus by reference. The summary consolidated balance sheet data as of March 31, 2017 and the summary consolidated statement of operations data for the three months ended March 31, 2016 and 2017 were derived from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, which is incorporated into this prospectus by reference. The summary consolidated financial data for the three months ended March 31, 2016 and 2017 and as of March 31, 2017, include all adjustments, consisting only of normal recurring adjustments, that in the opinion of management are necessary for a fair presentation. Results as of and for the three months ended March 31, 2017 are not necessarily indicative of results expected for the current fiscal year or any future period. You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, which are each incorporated into this prospectus by reference.

	Three months ended March 31		Year ended December 31,
	2017	2016	2016	2015	2014
	(In thousands, except per share amounts)
Consolidated Statements of Operations Data:
Revenues	$42,214	$32,006	$139,021	$101,369	$70,010
Cost of revenues(1)	12,019	9,972	43,080	37,190	30,004

Gross profit	30,195	22,034	95,941	64,179	40,006

Operating expenses
Sales and marketing(1)	16,334	13,229	56,460	46,345	30,922
Research and development(1)	8,648	7,417	30,316	23,057	16,167
General and administrative(1)	8,686	7,523	30,497	29,530	18,422
Change in fair value of contingent consideration	—	—	—	(11)	(1,434)

Total operating expenses	33,668	28,169	117,273	98,921	64,077

Loss from operations	(3,473)	(6,135)	(21,332)	(34,742)	(24,071)
Change in fair value of preferred stock warrant	—	—	—	(25)	(283)
Interest expense, net	(214)	(312)	(1,123)	(943)	(68)
Other expense, net	(80)	(74)	(203)	(132)	(68)

Loss before provision for income taxes	(3,767)	(6,521)	(22,658)	(35,842)	(24,490)
Provision for income taxes	142	73	321	246	116

Net loss	(3,909)	(6,594)	(22,979)	(36,088)	(24,606)
Accretion of redeemable convertible preferred stock	—	—	—	(9,862)	(21,311)
Deemed dividend—preferred stock modification	—	—	—	1,748	—

Net loss attributable to common stockholders	$(3,909)	$(6,594)	$(22,979)	$(44,202)	$(45,917)

Net loss per share attributable to common stockholders, basic and diluted	$(0.10)	$(0.17)	$(0.58)	$(1.68)	$(4.17)

Weighted-average shares used in computing basic and diluted net loss per share	40,756,528	39,450,020	39,912,566	26,319,903	11,013,658

(1)	Cost of revenue and operating expenses include stock-based compensation expense as follows:

	Three months ended March 31,		Year ended December 31,
	2017	2016	2016	2015	2014
	(In thousands)
Costs of revenues	$261	$215	$910	$651	$220
Sales and marketing	506	583	2,059	3,533	196
Research and development	527	495	1,971	902	298
General and administrative	1,203	620	3,823	3,289	1,023

Total stock-based compensation expense	2,497	1,913	8,763	8,375	1,737

	As of March 31, 2017
	Actual	As adjusted(1)
	(In thousands)

Consolidated Balance Sheet Data:
Cash and cash equivalents	$87,941	$204,634
Property and equipment, net	32,377	32,377
Total assets	153,159	269,852
Total current liabilities	23,210	23,210
Total deferred revenue	8,795	8,795
Financing obligation on leases, noncurrent portion	15,329	15,329
Total stockholders’ equity	109,397	226,090

(1)	The as adjusted balance sheet data gives effect to our receipt of net proceeds from the sale by us in this offering of 4,400,000 shares of Class A common stock at the public offering price of $27.95 per share after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

Risk factors

Investing in our Class A common stock involves a high degree of risk. You should carefully consider the following risks, together with all of the other information contained in this prospectus, including our financial statements and related notes, before making a decision to invest in our Class A common stock. Any of the following risks could have a material adverse effect on our business, operating results, and financial condition and could cause the trading price of our Class A common stock to decline, which would cause you to lose all or part of your investment.

Risks related to our business

We have a history of losses, and we may not achieve or maintain profitability in the future. In addition, our revenue growth rate may not sustain the levels experienced in recent years.

We have incurred a net loss in each year since our inception, including a net loss of $23.0 million, $36.1 million and $24.6 million in the years ended December 31, 2016, 2015 and 2014, respectively, and $3.9 million and $6.6 million in the three months ended March 31, 2017 and 2016, respectively. For the years ended December 31, 2016, 2015 and 2014, our revenue was $139.0 million, $101.4 million and $70.0 million, respectively, representing a 37% and 45% growth rate, respectively. For the three months ended March 31, 2017 and 2016, our revenue was $42.2 million and $32.0 million, respectively, representing a 32% growth rate. Our historical revenue growth rates are not necessarily indicative of future growth, and we may not achieve similar revenue growth rates in future periods.

We have expended and expect to continue to expend financial and other resources on, among other things:

•

continuing the development of our platform, including investments in our research and development team, the development or acquisition of new products, features and functionality, and improvements to the scalability, availability and security of our platform;

•	strategic acquisitions;

•	expenses related to international expansion in an effort to increase our subscriber base;

•	improving our technology infrastructure and hiring additional employees for our sales, operations and customer support teams;

•	sales and marketing expenses, including personnel and lead generation expenses; and

•	general and administrative expenses, including legal, accounting and other expenses related to being a public company.

If we expend more resources on growing our business than currently anticipated or if we encounter unforeseen operating expenses, difficulties, complications, and other unknown factors, we may not be able to achieve or sustain profitability and our operating results and business would be harmed.

If we fail to increase market acceptance of our platform, enhance and adapt this platform to changing market dynamics and subscriber preferences, or keep pace with technological developments, our business, results of operations, financial condition and growth prospects would be adversely affected.

We derive, and expect to continue to derive, a majority of our revenue and cash inflows from our integrated cloud-based business management software and payments platform for the wellness services industry. As such, market acceptance of this platform is critical to our success. Our ability to attract new subscribers and increase revenue from existing subscribers depends in part on our ability to enhance and improve our existing platform and to introduce new features, products and services, including features, products and services designed for a mobile user environment. Demand for our platform is affected by a number of factors, many of which are beyond our control, such as the timing of development and release of new products, features and functionality by our competitors, technological change and growth or contraction in our addressable market.

To grow our business, we must develop features, products and services that reflect the changing nature of business management software and expand beyond our core scheduling and point-of-sale functionality to other areas of managing relationships with our subscribers, as well as their relationships with their consumers. For example, in 2013, we expanded our platform to include MINDBODY Connect (now the MINDBODY app), and in 2015 we introduced the MINDBODY Marketing Platform (now the MINDBODY Network) and began providing automated marketing functionality with our higher-priced subscriptions. The success of these and any other enhancements to our platform depends on several factors, including timely completion, adequate quality testing and sufficient subscriber or consumer demand. Any new feature, product or service that we develop may not be introduced in a timely or cost-effective manner, may contain defects or may not achieve the market acceptance necessary to generate sufficient revenue. If we are unable to successfully develop new features, products or services, meet the demands of our subscribers for features, products and services that meet their business needs and are easy to use and deploy, or enhance our existing platform to meet subscriber requirements, our ability to achieve widespread market acceptance of our platform will be undermined, and our business, results of operations, financial condition and growth prospects will be adversely affected.

In addition, because our platform is available over the Internet, we need to continuously modify and enhance our platform to keep pace with changes in Internet-related hardware, software, communications and database technologies and standards. If we are unable to respond in a timely and cost-effective manner to these rapid technological developments and changes in standards, our platform may become less marketable, less competitive, or obsolete, and our operating results will be harmed. If new technologies emerge that are able to deliver competitive products and applications at lower prices, more efficiently, more conveniently or more securely, such technologies could adversely impact our ability to compete. Our platform must also integrate with a variety of network, hardware, mobile, and software platforms and technologies, and we need to continuously modify and enhance our products and services to adapt to changes and innovation in these technologies. Any failure of our platform to operate effectively with future infrastructure platforms and technologies could reduce the demand for our platform. If we are unable to respond to these changes in a cost-effective manner, our platform may become less marketable, less competitive or obsolete, and our operating results may be adversely affected.

Our business depends substantially on our subscribers renewing their subscriptions to our platform. Any decline in the rate at which subscribers, particularly high value subscribers, renew their subscriptions would harm our future operating results.

The vast majority of our subscription revenue is derived from subscriptions to our platform that have monthly terms. For us to maintain or improve our operating results, it is important that our subscribers renew their subscriptions each month. Our retention rate may decline or fluctuate as a result of a number of factors, including our subscribers’ satisfaction with our platform, our customer support, our prices, the prices of competing software systems, system uptime, network performance, data breaches, mergers and acquisitions affecting our subscriber base, the effects of global economic conditions and the strength of our subscribers’ businesses. For example, in January 2017, we stopped selling our Solo software tier and increased the monthly subscription pricing across all of our software tiers, which we believe contributed to the sequential decline in the total number of subscribers as of March 31, 2017. While we believe that our refined subscriber growth strategy to target high value subscribers will contribute to our revenue growth over time, we cannot guarantee that our subscribers will continue to renew their subscriptions. If our subscribers, and in particular our high value subscribers, do not renew their subscriptions or renew but shift to lower priced software subscriptions, our revenue may decline and we may not realize improved operating results from our subscriber base.

If our network or computer systems are breached or unauthorized access to subscriber or consumer data is otherwise obtained, our platform may be perceived as insecure, we may lose existing subscribers or fail to attract new subscribers, and we may incur significant liabilities.

Use of our platform involves the storage, transmission and processing of our subscribers’ proprietary data, including personal or identifying information regarding their consumers or employees. Unauthorized access to or security breaches of our platform could result in the loss of data, loss of intellectual property or trade secrets, loss of business, reputational damage, regulatory investigations and orders, litigation, indemnity obligations, damages for contract breach, penalties for violation of applicable laws, regulations, or contractual obligations, and significant fees and other monetary payments for remediation.

If any unauthorized access to our systems or data or any other security breach occurs, or is believed to have occurred, our reputation and brand could be damaged, we could be required to expend significant capital and other resources to alleviate problems caused by such actual or perceived breaches and remediate our systems, we could be exposed to a risk of loss, litigation or regulatory action and possible liability, some or all of which may not be covered by insurance, and our ability to operate our business may be impaired. If subscribers believe that our platform does not provide adequate security for the storage of personally identifiable or other sensitive information or its transmission over the Internet, our business will be harmed. Subscribers’ concerns about security, privacy, or data protection may deter them from using our platform for activities that involve personal or other sensitive information. Additionally, actual, potential or anticipated attacks may cause us to incur increasing costs, including costs to deploy additional personnel and protection technologies, train employees and engage third-party experts and consultants. Our errors and omissions insurance policies covering certain security and privacy damages and claim expenses may not be sufficient to compensate for all potential liability. Although we maintain cyber liability insurance, we cannot be certain that our coverage will be adequate for liabilities actually incurred or that insurance will continue to be available to us on economically reasonable terms, or at all.

Because the techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not identified until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. We may also experience security breaches that may remain undetected for extended periods of time.

Because data security is a critical competitive factor in our industry, we make statements in our privacy policies and terms of service, through our certifications to privacy standards, and in our marketing materials, describing the security of our platform, including descriptions of certain security measures we employ. Should any of these statements be untrue, become untrue, or be perceived to be untrue, even if through circumstances beyond our reasonable control, we may face claims, including claims of unfair or deceptive trade practices, brought by the U.S. Federal Trade Commission, state, local or foreign regulators or private litigants.

Because our platform can be used to collect and store personal information, domestic and international privacy and data security concerns could result in additional costs and liabilities to us or inhibit sales of our platform.

Personal privacy, information security, and data protection are significant issues in the United States, Europe and many other jurisdictions where we offer our platform. The regulatory framework for privacy, security, and data protection issues worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. The U.S. federal and various state and foreign governments have adopted or proposed limitations on, or requirements regarding, the collection, distribution, use, security and storage of personally identifiable information and other data relating to individuals, and the Federal Trade Commission and numerous state attorneys general are applying federal and state consumer protection laws to enforce regulations related to the online collection, use and dissemination of personally identifiable information and other data. Some of these requirements include obligations on companies to notify individuals of security breaches involving particular personal information, which could result from breaches experienced by us or our service providers. Even though we may have contractual protections with our service providers, notifications related to a security breach could impact our reputation, harm customer confidence, hurt our sales and expansion into new markets or cause us to lose existing customers.

Further, many foreign countries and governmental bodies, including the European Union and Canada, have laws and regulations concerning the collection and use of personally identifiable information obtained from their residents or by businesses operating within their jurisdiction. Laws and regulations in these jurisdictions apply broadly to the collection, use, storage, disclosure and security of data that identifies or may be used to identify or locate an individual, such as names, email addresses and, in some jurisdictions, Internet Protocol, or IP, addresses. These laws and regulations often are more restrictive than those in the United States and are subject to significant changes. For example, with regard to data transfers of personal data from our European employees and customers to the United States, we have historically relied on our adherence to the U.S. Department of Commerce’s Safe Harbor Privacy Principles and compliance with the U.S.-EU and U.S.-Swiss Safe Harbor Frameworks, which established means for legitimizing the transfer of personal data by U.S. companies doing business in Europe from the European Economic Area to the United States. In October 2015, the European Court of Justice invalidated the U.S.-EU Safe Harbor framework. In July 2016, the European Union and the United States announced the adoption of a new framework for legitimizing trans-Atlantic data flows, the EU-U.S. Privacy Shield. In September 2016, we self-certified with the U.S. Department of Commerce under the EU-U.S. Privacy Shield as a replacement to the now invalid EU-U.S. Safe Harbor Framework. Notwithstanding this certification, uncertainty remains as to whether the EU-U.S. Privacy Shield and other legal mechanisms for the lawful transfer of data from the European Union to the United States will withstand legal challenges, whether from regulators or private parties. If our privacy and data policies and practices, are, or are perceived to be, insufficient or if our customers have concerns regarding the transfer of data from the European Union to the United States, customer demand for our platform could decline and our business could be negatively impacted.

We also expect that there will continue to be new proposed laws, regulations and industry standards concerning privacy, data protection and information security in the United States, the European Union and other jurisdictions, and we cannot yet determine the impact such future laws, regulations and standards may have on our business. For example, in April 2016, the EU Parliament adopted the General Data Protection Regulation, or GDPR, which, among other things, imposes more stringent data protection requirements and provides for greater penalties for noncompliance and is expected to take effect in May 2018. Future laws, regulations, standards and other obligations, and changes in the interpretation of existing laws, regulations, standards and other obligations could impair our or our subscribers’ ability to collect, use or disclose information relating to consumers, which could decrease demand for our platform, increase our costs and impair our ability to maintain and grow our subscriber base and increase our revenue. New laws (including, among others, the GDPR), amendments to or re-interpretations of existing laws and regulations, industry standards, contractual obligations and other obligations may require us to incur additional costs and restrict our business operations. In view of new or modified federal, state or foreign laws and regulations, industry standards, contractual obligations and other legal obligations, or any changes in their interpretation, we may find it necessary or desirable to fundamentally change our business activities and practices or to expend significant resources to modify our software or platform and otherwise adapt to these changes. Any failure or perceived failure by us to comply with federal, state or foreign laws or regulations, industry standards or other legal obligations, or any actual or suspected security incident, whether or not resulting in unauthorized access to, or acquisition, release or transfer of personally identifiable information or other data, may result in governmental enforcement actions and prosecutions, private litigation, fines and penalties or adverse publicity and could cause our subscribers to lose trust in us, which could have an adverse effect on our reputation and business. We may be unable to make such changes and modifications in a commercially reasonable manner or at all, and our ability to develop new products and features could be limited. Moreover, in March 2017, the U.K. government invoked Article 50 of the Lisbon Treaty to initiate the process to leave the European Union, which follows the results of the referendum in June 2016 in which the United Kingdom voted to leave the European Union. The impact of the foregoing on data and privacy regulations in the United Kingdom remains uncertain. Any of these developments could harm our business, financial condition and results of operations. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations, and policies that are applicable to the businesses of our subscribers may limit the use and adoption of, and reduce the overall demand for, our platform. Privacy, information security, and data protection concerns, whether valid or not valid, may inhibit market adoption of our platform, particularly in certain industries and foreign countries.

We are subject to a number of legal requirements, industry standards and contractual obligations regarding security, data protection, and privacy and any failure to comply with these requirements, obligations or standards could have an adverse effect on our reputation, business, financial condition and operating results.

As a service provider to our subscribers, we must comply with a number of data protection, security, privacy and other government- and industry-specific requirements, including those that require companies to notify individuals of data security incidents involving certain types of personal data. For example, our solutions must conform, in certain circumstances, to requirements set forth in the Health Insurance Portability and Accountability Act of 1996, or HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, and the regulations promulgated thereunder, which collectively govern the privacy and security of protected health information. Through the provision of online scheduling services to certain of our clients, we may collect, access, use, maintain and transmit protected health information in ways that may be subject to certain of these laws and regulations. Any inability to adequately address privacy and security concerns, even if unfounded, or comply with applicable laws, regulations, policies, industry standards, contractual obligations or other legal obligations could result in additional cost and liability to us, damage our reputation, inhibit sales and adversely affect our business.

HIPAA applies to covered entities (e.g., health plans, health care clearinghouses and most health care providers) and to “business associates” of covered entities, which include individuals and entities that provide services for or on behalf of covered entities pursuant to which the service providers may use or access protected health information, as well as subcontractors of business associates who may use or access such information. Because certain subscribers that are HIPAA-covered entities or HIPAA-business associates may receive and transmit protected health information through our platform, we may be considered to be a business associate or a subcontractor to business associates with respect to these subscribers. Therefore, under the current HIPAA regulations promulgated by the U.S. Department of Health and Human Services, if we experience a breach of patient information and/or are found to be in violation of HIPAA, the liability rules for business associates and business associates’ subcontractors could result in civil and criminal penalties, including substantial monetary penalties and additional administrative burden if we become subject to a corrective action plan, as well as reputational harm to our business.

The Standards for Privacy of Individually Identifiable Health Information, or Privacy Rule, and the Security Standards for the Protection of Electronic Protected Health Information, or Security Rule, which jointly govern the privacy and security of protected health information, could significantly affect our business. The Privacy Rule and the Security Rule require the development and implementation of policies, procedures, safeguards and contracts to assure compliance. We have implemented certain compliance measures, but we may be required to make additional modifications or to document and implement additional policies and procedures to comply with evolving HIPAA rules and our subscribers’ business associate agreements with us. We may also be required to perform periodic audits and refinements as required by HIPAA and our subscribers’ business associate agreements with us.

Additionally, because we process a significant portion of our payments through debit or credit cards and enable our subscribers to engage in payments through our service, we are contractually required to maintain Payment Card Industry Data Security Standard, or PCI DSS, compliance as part of our information security program. We also may find it necessary or desirable to join industry or other self-regulatory bodies or other privacy, security, or data protection-related organizations that require compliance with their rules pertaining to privacy, information security, and data protection. We also may be bound by additional, more stringent contractual obligations relating to our collection, use and disclosure of personal, financial and other data. If we cannot comply with or if we incur a violation of any of these regulations or requirements, we could incur significant liability through fines and penalties imposed by credit card associations or other organizations, breach of contracts with our payment processors, or our growth could be adversely impacted, either of which could have an adverse effect on our reputation, business, financial condition and operating results.

Interruptions or performance problems associated with our technology and infrastructure may adversely affect our business and operating results.

Our continued growth depends in part on the ability of our existing and potential subscribers to access our platform at any time and within an acceptable amount of time. Our platform is proprietary, and we rely on the expertise of members of our engineering, operations and software development teams for our platform’s continued performance. We have experienced, and may in the future experience, disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, introductions of new functionality, human or software errors, capacity constraints due to an overwhelming number of users accessing our platform simultaneously, denial-of-service attacks, or other security related incidents. For example, in 2011, we were subject to a denial-of-service attack that rendered our core software inaccessible for several hours. In addition, from time to time we experience limited periods of server downtime due to server failure or other technical difficulties. In some instances, we may not be able to identify the cause or causes of these performance problems within an acceptable period of time. It may become increasingly difficult to maintain and improve our performance, especially during peak usage times and as our platform becomes more complex and our user traffic increases due to, among other things, a growing number of subscribers and consumers originating from and demanding service in a greater number of countries. If our platform is unavailable or if our users are unable to access our platform within a reasonable amount of time, or at all, our business would be adversely affected and our brand could be harmed. In the event of any of the factors described above, or certain other failures of our infrastructure, subscriber or consumer data may be permanently lost. Moreover, our agreements with subscribers typically provide for a limited warranty relating to service level commitments. Our subscribers may be eligible for credits if we are unable to meet these service level commitments. If we experience significant periods of service downtime in the future, we may be subject to claims by our subscribers against these warranties. To the extent that we do not effectively address capacity constraints, upgrade our systems as needed, and continually develop our technology and network architecture to accommodate actual and anticipated changes in technology, our business and operating results may be adversely affected.

Real or perceived errors, failures, or bugs in our platform could adversely affect our operating results and growth prospects.

Because our platform is complex, undetected errors, failures, vulnerabilities or bugs may occur, especially when updates are deployed or if there are issues with our secure access management procedures. Our platform is often used in connection with computing environments with different operating systems, system management software, equipment and networking configurations, which may cause errors in or failures of our platform or other aspects of the computing environments. In addition, deployment of our platform into complicated, large-scale computing environments may expose undetected errors, failures, vulnerabilities or bugs in our platform. Despite testing by us, errors, failures, vulnerabilities or bugs may not be found in our platform until after it is deployed to our subscribers or their consumers. We have discovered, and expect to discover in the future, software errors, failures, vulnerabilities and bugs in our platform, and we anticipate that certain of these errors, failures, vulnerabilities and bugs will only be discovered and remediated after deployment to subscribers. Real or perceived errors, failures or bugs in our platform could result in negative publicity, loss of or delay in market acceptance of our platform, loss of competitive position or claims by subscribers for losses sustained by them. In such an event, we may be required, or may choose for subscriber relations or other reasons, to expend additional resources in order to help correct the problem and or repair goodwill with our subscribers.

Our payments platform is a core element of our business, and any failure to grow and develop our payment processing activities, or to anticipate changes in consumer behavior, could materially and adversely affect our business and financial results.

Our payments platform is a core element of our business. For the years ended December 31, 2016, 2015 and 2014, our payments platform generated 39%, 37% and 37% of our total revenue, respectively. For the three months ended March 31, 2017 and 2016, our payments platform generated 40% and 38% of our total revenue, respectively. Our future success depends in large part on the continued growth and development of our payments platform. If such activities are limited, restricted, curtailed or degraded in any way, or if we fail to continue to grow and develop such activities, our business may be materially and adversely affected.

The continued growth and development of our payments platform will depend on our ability to anticipate and adapt to changes in consumer behavior. For example, consumer behavior may change regarding the use of credit card transactions, including the relative increased use of cash, ACH, crypto-currencies, other emerging or alternative payment methods and credit card systems that we or our processing partners do not adequately support or that do not provide adequate commissions to Independent Sales Organizations such as us. Any failure to timely integrate emerging payment methods (e.g., Apple Pay or Bitcoin) into our software, anticipate consumer behavior changes, or contract with processing partners that support such emerging payment technologies could cause us to lose traction among our subscribers, resulting in a corresponding loss of revenue, in the event such methods become popular among their consumers.

Our payments platform is subject to U.S. and international rules and regulations, many of which are still developing. If we fail to comply with such rules and regulations or if new laws, rules or practices applicable to payment systems restrict our ability to collect fees from our payments platform, our financial results could be materially and adversely effected.

Payment processing is subject to extensive regulation in the United States and other countries where we operate, and presents a wide range of risks. We may encounter increased regulatory scrutiny and new regulatory compliance requirements brought about by evolving laws, rules and regulations. The payment processing activities on our platform are subject to price controls within the United States and other countries, and may be subject to an increase of price controls, including controls limiting the amount we are allowed to charge subscribers for processing credit card and debit card transactions. In addition, certain countries limit payments-related activities by foreign companies, including by restricting the transfer of funds out of such countries. Changes in the laws, rules or practices applicable to payment systems such as VISA, MasterCard or American Express, among others, including changes resulting in increased costs that we or our subscribers must pay, may force changes to our payments platform that could adversely affect our business.

If we incur an actual or perceived breach to our payments platform, we may incur significant liabilities and our brand and reputation may be damaged.

We may suffer an attack on our payments platform that results in a breach of consumer cardholder data. We maintain payment information for tens of millions of consumers on our payments platform, and we are a potential target for hackers and other parties attempting to steal credit card data via cyber-attacks or other means. As we increase our consumer base and our brand becomes more widely known and recognized, we may become more of a target for these malicious third parties. If we experience any actual or perceived data breach as a result of third-party actions, employee negligence or error, or malfeasance, whether or not resulting in the unauthorized acquisition of or access to cardholder data, we could incur significant liability, our business may suffer and our brand and reputation may be damaged. We could be required to pay extensive fines and costs related to any such data breach, including costs incurred to replace credit cards and cardholder information and provide security monitoring services, and we could lose future sales and subscribers, any of which could harm our business and operating results. Such fines and costs could become due in one or two business days following such breach and exceed the amount of cash available to us, thereby impacting our ability to operate our business. In addition, a data breach or failure to comply with rules or regulations of payment systems could also result in the termination of our status as a registered Independent Sales Organization / Merchant Service Provider, thereby dramatically impairing our ability to continue doing business in the payments industry.

We are subject to risks related to our reliance on third-party processing partners to perform our payment processing services.

We depend on our third-party processing partners to perform payment processing services. Our processing partners may go out of business or otherwise be unable or unwilling to continue providing such services, which could significantly and materially reduce our payments revenue and disrupt our business. A number of our processing contracts require us to assume liability for any losses our processing partners may suffer as a result of losses caused by our subscribers, including losses caused by chargebacks and consumer or subscriber fraud. We have in the past and may in the future incur losses caused by chargebacks and fraud. In the event of a significant loss by our processing partners, we may be required to remit a large amount of cash in one or two business days following such event and, if we do not have sufficient cash on hand, may be deemed in breach of such contracts. In addition, our subscribers may be subject to quality issues related to products or services provided by our third-party processing partners or we may become involved in contractual disputes with our processing partners both of which could impact our reputation and adversely impact our revenue. Certain contracts may expire or be terminated, and we may not be able to replicate the associated revenue through a new processing partner relationship for a considerable period of time.

We expect to initiate new third-party payment relationships or migrate to other third-party payment partners in the future. The initiation of these relationships and the transition from one relationship to another would require significant time and resources. New third-party payment processing relationships may not be as effective, efficient or well received by subscribers and their consumers, nor is there any assurance that we will be able to reach an agreement with such processing partners. Our contracts with such processing partners may be less lucrative. For instance, we may be required to pay more for payment processing or receive a less favorable revenue arrangement from our payment processing partners. We may also experience the termination of revenue streams due to such migrations.

We may undertake to directly perform certain payment processing services and expand the scope of payment processing services we provide, which may require a significant investment of time and resources, and expand our exposure to potential liabilities.

In the future, we may undertake to directly perform certain payment processing services that we currently depend upon our processing partners to perform, expand the scope of payment processing services we provide, offer additional payment processing services or otherwise undertake additional responsibilities and liabilities related to such payment processing services. For example, in the future, we may undertake to act as a registered payment facilitator or payment service provider of the payment systems, providing merchants with a suite of services, including payment processing and funding and accepting payments as the merchant of record on behalf of other merchants. Any of these endeavors would require a significant investment of time and effective management of resources before presenting any potential upside for us, and may dramatically expand the scope of our potential contractual liability or exposure in the event of a lawsuit. Further, we may fail to effectively execute in performing such an expansion of services.

If pricing for our software subscriptions is not acceptable to our customers, our operating results will be harmed.

We have from time to time, increased the price of our software subscriptions, and may do so again in the future. For example, multiple times over the past three years, including most recently in January 2017, we increased pricing across our subscription tiers, which we believe may have reduced, and in the future may reduce, the number of new subscribers adopting our software and may reduce the retention of existing subscribers. We cannot guarantee that new or existing subscribers will adopt subscriptions at our current prices. In the future, we may be required to further refine our software tiers or customers may migrate to lower tier offerings or leave our platform entirely, which could adversely affect our subscriber numbers, revenue, gross margin, profitability, financial position and cash flow.

The market for business management software is intensely competitive, and if we do not compete effectively, our operating results could be harmed.

The market for business management software for the wellness services industry is fragmented and rapidly evolving, with relatively low barriers to entry. We face competition from in-house developed software systems, other software companies, and traditional paper-based methods. Our competitors vary in size and in the breadth and scope of the products and services they offer. In addition, there are a number of companies that are not currently direct competitors but that could in the future shift their focus to the wellness services industry and offer competing products and services. Some of these companies, such as Intuit and Square, have or may in the future acquire greater financial and other resources than we do and could bundle competing products and services with their other offerings or offer such products and services at lower prices as part of a larger sale. There is also a risk that certain of our current business partners could terminate their relationships with us and use the insights they have gained from partnering with us to introduce their own competing products. Many of our current and potential competitors have greater name recognition, established marketing relationships, access to larger customer bases and pre-existing relationships with customers, consultants, system integrators and resellers. Additionally, some potential subscribers in the wellness services industry, particularly large organizations, have elected, and may in the future elect, to develop their own business management software. Certain of our competitors have partnered with, or have acquired, and may in the future partner with or acquire, or be acquired by, other competitors to offer services, leveraging their collective competitive positions, which makes, or would make, it more difficult to compete with them.

Our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or customer requirements. With the introduction of new technologies, the evolution of our platform and new market entrants, we expect competition to intensify in the future. Pricing pressures and increased competition generally could result in reduced sales, reduced margins, increased churn, reduced subscriber retention, further losses or the failure of our platform to achieve or maintain more widespread market acceptance, any of which could harm our business. For all of these reasons, we may fail to compete successfully against our current and future competitors, and if such failure occurs, our business will be harmed.

Failure to effectively expand our sales and marketing capabilities could harm our ability to increase our subscriber base and achieve broader market acceptance of our platform.

Increasing our subscriber base and achieving broader market acceptance of our platform will depend, to a significant extent, on our ability to effectively expand our sales and marketing operations and activities, including internationally. We are substantially dependent on our marketing organization to generate a sufficient pipeline of qualified sales leads and on our direct sales force to close new subscribers. From March 31, 2016 to March 31, 2017, our sales and marketing organizations increased from 445 to 564 employees. We plan to continue to expand our direct sales force, both domestically and internationally, and to increase the number of our sales professionals who have experience in selling to larger organizations. We believe that there is significant competition for experienced sales professionals with the sales skills and technical knowledge that we require, and this competition is particularly acute for us given that our headquarters is located in San Luis Obispo, a small city with fewer resources than the San Francisco Bay Area, where many companies competing for similar talent are based. Our ability to achieve significant revenue growth in the future will depend, in part, on our success in recruiting, training and retaining a sufficient number of experienced sales professionals. New hires require significant training and time before they achieve full productivity, particularly in new sales segments and territories. Our recent and planned hires may not become productive as quickly as we expect, and we may be unable to hire or retain sufficient numbers of qualified individuals in the future in the markets where we do business. We cannot predict whether, or to what extent, our sales will increase as we expand our sales force or how long it will take for sales personnel to become productive. If our marketing organization does not generate a sufficient pipeline of qualified sales leads and our direct sales force is unable to close subscribers, our business and future growth prospects could be harmed.

Even if the market for our platform grows as expected, our ability to achieve long-term revenue growth will primarily depend on our ability to sell subscriptions to a large number of new small and medium-sized businesses on a consistent basis and in a cost-effective manner, with each sale constituting only a small portion of our overall revenue.

The market for our platform is highly fragmented. As a result, even if this market grows as expected, our ability to achieve long-term revenue growth will largely depend on our sales team’s ability to sell subscriptions to a large number of new small and medium-sized businesses on a consistent basis, with each sale constituting only a small portion of our overall revenue. To achieve this type of subscriber growth in a cost-effective manner, it is crucial that our platform is easy to use and implement without the need for excessive post-sale customer support. If we are unable to sell a large volume of subscriptions on a consistent basis, or if we are forced to incur excessive costs to provide post-sale customer support, our business, results of operations, financial condition and growth prospects will be adversely affected.

Any failure to offer high-quality customer support may adversely affect our relationships with our subscribers and our financial results.

In deploying and using our platform, our subscribers depend on our 24/7 customer support team to resolve complex technical and operational issues, including ensuring that our platform is implemented in a manner that integrates with a variety of third-party platforms. We may be unable to respond quickly enough to accommodate short-term increases in subscriber demand for customer support. We also may be unable to modify the nature, scope and delivery of our customer support to compete with changes in customer support services provided by our competitors. Increased subscriber demand for customer support, without corresponding revenue, could increase costs and adversely affect our operating results. Our sales are highly dependent on our business reputation and on positive recommendations from our existing subscribers. Any failure to maintain high-quality customer support, or a market perception that we do not maintain high-quality customer support, could adversely affect our reputation and brand, our ability to sell our platform to existing and prospective subscribers, our business, operating results and financial position.

Our quarterly results may fluctuate for various reasons, and if we fail to meet the expectations of analysts or investors, our stock price and the value of your investment could decline substantially.

Our quarterly financial results may fluctuate as a result of a variety of factors, many of which are outside of our control. If our quarterly financial results fall below the expectations of investors or any securities analysts who follow our stock, the price of our Class A common stock could decline substantially. Some of the important factors that may cause our revenue, operating results and cash flows to fluctuate from quarter to quarter include:

•	our ability to attract new subscribers, retain and increase sales to existing subscribers and satisfy our subscribers’ requirements;

•	the mix of our subscriber base, including the concentration of high value subscribers;

•	the volume of transactions processed on our payments platform;

•	the variability of revenues derived from our partners;

•	the number of employees added;

•	the rate of expansion and productivity of our sales force;

•	the entrance of new competitors in our market, whether by established companies or new companies;

•	changes in our or our competitors’ pricing policies;

•

the amount and timing of operating costs and capital expenditures related to the expansion of our business, including our sales force, and expenses related to the development or acquisition of technologies or businesses;

•	new pricing models, products, features or functionalities introduced by our competitors;

•	significant security breaches, technical difficulties or interruptions to our platform and any related impact on our reputation;

•	the timing of payments by subscribers and other payment processing partners and payment defaults by subscribers or other payment processing partners;

•	litigation, including class action litigation, involving our company, our services or our industry;

•

general economic conditions or declines in consumer interest in the wellness industries that we serve, either of which may adversely affect either our subscribers’ ability or willingness to purchase additional subscriptions, delay a prospective subscriber’s purchasing decision, reduce the value of new subscription contracts or affect subscriber retention;

•	changes in the relative and absolute levels of customer support we provide;

•	changes in foreign currency exchange rates;

•	extraordinary expenses such as litigation or other dispute-related settlement payments;

•	the impact of new accounting pronouncements; and

•	the timing of the grant or vesting of equity awards to employees.

Many of these factors are outside of our control, and the occurrence of one or more of them might cause our revenue, operating results and cash flows to vary widely. As such, we believe that quarter-to-quarter comparisons of our revenue, operating results and cash flows may not be meaningful and should not be relied upon as an indication of future performance.

If we fail to manage the growth of our operations effectively, we may be unable to execute our business plan, maintain high levels of service or adequately address competitive challenges.

We have experienced rapid growth in our operations and headcount, which has placed, and future growth may continue to place, significant demands on our management, administrative, operational and financial infrastructure. Our success will depend in part on our ability to manage this growth effectively. To manage the expected growth of our operations and personnel, we will need to scale our technology infrastructure and continue to improve our operational, financial and management controls, and our reporting systems and procedures. Failure to effectively manage growth could result in difficulty or delays in onboarding new subscribers, declines in quality or subscriber satisfaction, increases in costs, difficulties in introducing new features or other operational difficulties. Any of these difficulties could adversely impact our business performance and operating results.

If we fail to effectively manage our growth in a manner that preserves the key aspects of our corporate culture, our business and operating results could be harmed.

We believe that our corporate culture fosters innovation, creativity and teamwork. However, as our organization grows, we may find it increasingly difficult to maintain the beneficial aspects of such culture, and the failure to do so could adversely impact our ability to retain and attract the kind of employees necessary for our future success. If we are unable to manage our anticipated growth and change in a manner that preserves the key aspects of our culture, the quality of our products and services may suffer, which could adversely affect our brand and reputation and harm our ability to retain and attract subscribers.

We depend on our executive officers and other key employees, and the loss of one or more of these employees or an inability to attract and retain highly skilled employees could adversely affect our business.

Our success depends largely upon the continued services of our executive officers and other key employees, including our Chairman, President and Chief Executive Officer, Richard Stollmeyer. We rely on our leadership team in the areas of research and development, operations, security, marketing, sales, support, general and administrative functions, and on individual contributors in our research and development and operations. We have experienced, and may in the future experience, changes in our executive management team resulting from the hiring or departure of executives, which could disrupt our business. We do not have employment agreements with our executive officers or other key personnel that require them to continue to work for us for any specified period, and, therefore, they could terminate their employment with us at any time. The loss of one or more of our executive officers, especially our Chief Executive Officer, or other key employees, could have an adverse effect on our business.

In addition, to execute our growth plan, we must attract and retain highly qualified personnel. Competition for these personnel in the locations where we maintain offices is intense, especially in the San Luis Obispo area, where our headquarters is located, due in part to the relatively close proximity to the San Francisco Bay Area. We have from time to time experienced, and we expect to continue to experience, difficulty in hiring and retaining employees with appropriate qualifications. In some cases, we have recruited employees from the San Francisco Bay Area and other regions with a greater supply of managerial, sales and engineering talent, and in such cases, we have sometimes found it necessary to offer compensation packages that were larger than would have been necessary if no relocation had been required. Many of the companies with which we compete for experienced personnel have greater resources than we have and are located in areas in which sales and engineering talent is more readily available. Moreover, job candidates and existing employees often consider the value of the equity awards they receive in connection with their employment. If the perceived value of our equity awards declines, our ability to recruit and retain highly skilled employees may be adversely impacted. If we hire employees from competitors or other companies, their former employers may attempt to assert that these employees have breached their legal obligations, resulting in a diversion of our time and resources. If we fail to attract new personnel or fail to retain and motivate our current personnel, our business and future growth prospects could be adversely affected.

If we are not able to maintain and enhance our brand, then our business, operating results, and financial condition may be adversely affected.

We believe that maintaining and enhancing our reputation as a differentiated and category-defining business management software company serving the wellness services industry is critical to our relationship with our existing subscribers and to our ability to attract new subscribers. The successful promotion of our brand attributes will depend on a number of factors, including our marketing efforts, our ability to continue to develop high-quality software, and our ability to successfully differentiate our platform from competitive products and services.

The promotion of our brand requires us to make substantial expenditures, and we anticipate that the expenditures will increase as our market becomes more competitive and as we seek to expand our platform. To the extent that these activities yield increased revenue, this revenue may not offset the increased expenses we incur. If we do not successfully maintain and enhance our brand, our business may not grow, we may have reduced pricing power relative to competitors, and we could lose subscribers or fail to attract potential subscribers, all of which would adversely affect our business, results of operations and financial condition.

Unfavorable conditions in our industry or the global economy or reductions in information technology spending could limit our ability to grow our business and adversely affect our operating results.

Our operating results may vary based on the impact of changes in our industry or the global economy on us or our subscribers. The revenue growth and potential profitability of our business depend on demand for business management software generally and for business management software serving the wellness services industry in particular. Historically, during economic downturns, there have been reductions in spending on information technology as well as pressure for extended billing terms and other financial concessions. The adverse impact of economic downturns may be particularly acute among small and medium-sized businesses, which comprise the vast majority of our subscriber base. If economic conditions deteriorate, our current and prospective subscribers may elect to decrease their information technology budgets, which would limit our ability to grow our business and adversely affect our operating results.

The market for, and adoption of, our integrated cloud-based business management software and payments platform may not grow as expected.

It is difficult to predict adoption rates, demand for our platform, the growth of our addressable market, the entry of competitive products or services or the success of existing competitive products or services. Any expansion in this market depends on a number of factors, including the cost, performance and perceived value associated with our platform. If growth in the market and the adoption rates for our platform do not grow as expected, and as a result we are unable to increase the sales of subscriptions to our platforms, then our revenues could decline and our operating results would be harmed.

Our financial results may fluctuate due to increasing variability in our sales cycles due to, among other things, an expansion of the focus of our sales efforts to include larger organizations.

We plan our expenses based on certain assumptions about the length and variability of our sales cycle. These assumptions are based upon historical trends for sales cycles and conversion rates associated with our existing subscribers, many of whom to date have been small to medium-sized organizations. As we expand our sales efforts to include larger organizations, we expect to incur higher costs and longer and more unpredictable sales cycles. With larger organizations, the decision to subscribe to our platform may require the approval of more technical personnel and management levels within a potential subscriber’s organization than we have historically encountered, and if so, these types of sales would require us to invest more time educating these potential subscribers. In addition, larger organizations may demand more features and integration and customer support services. We have limited experience in developing and managing sales strategies for larger organizations and in successfully onboarding larger organizations as new subscribers. As a result of these factors, these sales opportunities may not prove to be successful or may require us to devote greater research and development, sales, customer support and professional services resources to individual subscribers, resulting in increased costs and reduced profitability, and will likely lengthen our typical sales cycle, which could strain our resources. Moreover, these larger transactions may require us to delay recognizing the associated revenue we derive from these subscribers until any technical or implementation requirements have been met, and larger subscribers may demand discounts to the prices they pay for our platform.

Other factors that may influence the length and variability of our sales cycle include:

•	our pricing terms;

•	the need to educate prospective subscribers about the uses and benefits of our platform;

•	the discretionary nature of purchasing and budget cycles and decisions;

•	the competitive nature of evaluation and purchasing processes;

•	evolving functionality demands;

•	announcements or planned introductions of new products, features or functionality by us or our competitors; and

•	lengthy purchasing approval processes, particularly among larger organizations.

If we are unsuccessful expanding sales to larger organizations, our business and results of operations could be adversely affected. In addition, if we are unable to close one or more expected significant transactions with subscribers in a particular period, or if one or more expected transactions are delayed until a subsequent period, our operating results for that period, and for any future periods in which revenue from such transactions would otherwise have been recognized, may be adversely affected.

Our future performance depends in part on support from our partner ecosystem.

We depend on our partner ecosystem to create apps that will integrate with our platform. This presents certain risks to our business, including:

•

these apps may not meet the same quality standards that we apply to our own development efforts (including, among other things, data and privacy protections), and to the extent they contain bugs or defects, they may create disruptions in our subscribers’ use of our platform or adversely affect our brand;

•	these apps are subject to removal from third party distribution platforms, including Apple’s App Store and Google Play, among others;

•

we do not currently provide substantive support for software apps developed by our partner ecosystem, and users may be left without adequate support and potentially cease using our platform if our partners do not provide adequate support for these apps;

•	our partners may not possess the appropriate intellectual property rights to develop and share their apps;

•	our relationship with our partners may change, which could adversely affect our revenue and our results of operations;

•

our revenues from technology and API partners have grown rapidly in recent periods and, if our relationship with partners who contribute or have contributed more significantly to this growth or demand for products or services of these partners changes, this could adversely affect our revenue and results of operations;

•	some of our partners may use the insight they gain from integrating with our software and from information publicly available to develop competing products or product features; and

•	our partners may establish relationships with, or functionality to offer to, our subscribers that diminish or eliminate the need or desire for our API platform.

Many of these risks are not within our control to prevent, and our brand may be damaged if these apps do not perform to our users’ satisfaction and that dissatisfaction is attributed to us.

The number of actual consumers using our platform may be lower than the number we have estimated.

We estimate that over 35 million active consumers used our platform during the two years ended March 31, 2017. While we do not directly monetize consumers of our subscribers’ services, we believe that growth in the number of active consumers on our platform also contributes to our subscriber growth. In calculating this number, we have attempted to avoid duplicative counting of consumers by identifying consumers who may have used our platform through different subscribers. However, in certain cases, a single consumer may have transacted with multiple subscribers under slightly different names, in which case there is a chance that we have counted the same consumer more than once. Given the challenges inherent in identifying whether a single consumer has engaged in transactions on our platform under different names, we do not have a reliable way of identifying the precise number of consumers using our platform. If the number of actual consumers is materially lower than our expectations, our business may not grow as fast as we expect, which could harm our operating and financial results and cause our stock price to decline. Additionally, we have recently focused our sales and marketing efforts on these high value subscribers, including analyzing these subscribers and their spending patterns to identify trends and opportunities. We are continuing to invest in our systems and controls to improve the precision and reliability of this high value subscriber data.

Our international sales and operations subject us to additional risks that can adversely affect our business, operating results and financial condition.

In the three months ended March 31, 2017 and 2016, we derived 18% and 16%, respectively, of our revenue from subscribers located outside of the United States. We are continuing to expand our international operations as part of our growth strategy. We currently have sales personnel and sales and customer support operations in the United States, the United Kingdom and Australia. Our sales organization outside the United States is substantially smaller than our sales organization in the United States. We believe our ability to convince new subscribers to subscribe to our platform or to convince existing subscribers to renew or expand their use of our platform is directly correlated to the level of engagement we obtain with the subscriber. To the extent we are unable to effectively engage with non-U.S. subscribers due to our limited sales force capacity, we may be unable to effectively grow in international markets.

Our international operations subject us to a variety of additional risks and challenges, including:

•	increased management, travel, infrastructure and legal compliance costs associated with having multiple international operations;

•	compliance with foreign privacy, information security, and data protection laws and regulations and the risks and costs of non-compliance;

•	longer payment cycles and difficulties in enforcing contracts, collecting accounts receivable or satisfying revenue recognition criteria, especially in emerging markets;

•	increased financial accounting and reporting burdens and complexities;

•	uncertainty regarding the expected departure of the United Kingdom from the European Union;

•	requirements or preferences for domestic products;

•	differing technical standards, existing or future regulatory and certification requirements and required features and functionality;

•	economic conditions in each country or region and general economic uncertainty around the world;

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compliance with laws and regulations for foreign operations, including anti-bribery laws (such as the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the FCPA, the U.S. Travel Act, and the U.K. Bribery Act 2010), import and export control laws, tariffs, trade barriers, economic sanctions and other regulatory or contractual limitations on our ability to sell our platform in certain foreign markets, and the risks and costs of non-compliance;

•

heightened risks of unfair or corrupt business practices in certain geographies and of improper or fraudulent sales arrangements that may impact our financial results and result in restatements of our consolidated financial statements;

•	fluctuations in currency exchange rates and related effect on our operating results;

•	difficulties in repatriating or transferring funds from or converting currencies in certain countries;

•	communication and integration problems related to entering new markets with different languages, cultures and political systems;

•	differing labor standards, including restrictions related to, and the increased cost of, terminating employees in some countries;

•	the need for localized software and licensing programs;

•	the need for localized language support;

•	reduced protection for intellectual property rights in some countries and practical difficulties of enforcing rights abroad; and

•	compliance with the laws of numerous foreign taxing jurisdictions, including withholding obligations, and overlapping of different tax regimes.

Any of these risks could adversely affect our international operations, reduce our international revenue or increase our operating costs, adversely affecting our business, operating results, financial condition and growth prospects.

Compliance with laws and regulations applicable to our international operations substantially increases our cost of doing business in foreign jurisdictions. We may be unable to keep current with changes in government requirements as they change from time to time. Failure to comply with these regulations could have adverse effects on our business. In many foreign countries, it is common for others to engage in business practices that are prohibited by our internal policies and procedures or U.S. or other regulations applicable to us. Although we have implemented policies and procedures designed to ensure compliance with these laws and policies, there can be no assurance that all of our employees, contractors, partners and agents will comply with these laws and policies. Violations of laws or key control policies by our employees, contractors, partners, or agents could result in delays in revenue recognition, financial reporting misstatements, enforcement actions, disgorgement of profits, fines, civil and criminal penalties, damages, injunctions, other collateral consequences, or the prohibition of the importation or exportation of our platform and services and could adversely affect our business and results of operations.

We are subject to anti-corruption and anti-money laundering laws with respect to our operations and non-compliance with such laws can subject us to criminal and/or civil liability and harm our business.

We are subject to the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, the U.K. Bribery Act 2010 and Proceeds of Crime Act 2002, and possibly other anti-bribery and anti-money laundering laws in countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees and third-party intermediaries from authorizing, offering, or providing, directly or indirectly, improper payments or benefits to recipients in the public or private sector. We use third-party representatives to sell our products and services abroad. In addition, as we increase our international sales and business, we may engage with additional business partners and third-party intermediaries to sell our products and services abroad and to obtain necessary permits, licenses, and other regulatory approvals. We or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We can be held liable for the corrupt or other illegal activities of these third-party intermediaries, our employees, representatives, contractors, partners, and agents, even if we do not explicitly authorize such activities.

Noncompliance with anti-corruption and anti-money laundering laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, suspension and/or debarment from contracting with certain persons, the loss of export privileges, reputational harm, adverse media coverage, and other collateral consequences. If any subpoenas or investigations are launched, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, results of operations and financial condition could be materially harmed. In addition, responding to any action will likely result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees. Enforcement actions and sanctions could further harm our business, results of operations and financial condition.

Certain of our operating results and financial metrics may be difficult to predict as a result of seasonality.

We believe there are significant seasonal factors that may cause us to record higher revenue in some quarters compared with others. We believe this variability is largely due to our focus on the wellness services industry, as many of our subscribers experience an increase in demand for their services in the first quarter of each year due to their consumers becoming more motivated to pursue health and fitness goals in the new year. Our rapid growth rate over the last couple years may have made seasonal fluctuations more difficult to detect. If our rate of growth slows over time, seasonal or cyclical variations in our operations may become more pronounced, and our business, results of operations and financial position may be adversely affected.

Our business and growth depend in part on the success of our strategic relationships with third parties, including API platform partners, technology partners, and payments partners.

We depend on, and anticipate that we will continue to depend on, various third-party relationships in order to sustain and grow our business. We are highly dependent upon partners for certain critical features and functionality of our platform, including data centers and third-party payment processors supporting our payments platform. Failure of these or any other technology provider to maintain, support or secure its technology platforms in general, and our integrations in particular, or errors or defects in its technology, could materially and adversely impact our relationship with our subscribers, damage our reputation and brand, and harm our business and operating results. Any loss of the right to use any of this hardware or software could result in delays or difficulties in our ability to provide our platform until equivalent technology is either developed by us or, if available, identified, obtained and integrated.

Identifying, negotiating and documenting relationships with strategic third parties such as API platform partners, payments partners and technology partners requires significant time and resources. In addition, integrating third-party technology is complex, costly and time-consuming. Our agreements with partners are typically limited in duration, non-exclusive and do not prohibit them from working with our competitors or from offering competing services. Our competitors may be effective in providing incentives to third parties to favor their products or services or to prevent or reduce subscriptions to our platform. In addition, our partners could develop competing products or services.

Our third-party partners may also suffer disruptions or weakness in their businesses unrelated to the relationships with us that could cause declines in their business performance. Such occurrences could be harmful to our financial results and cause our stock price to decline.

If we are unsuccessful in establishing or maintaining our relationships with these strategic third parties, our ability to compete in the marketplace or to grow our revenue could be impaired and our operating results could suffer. Even if we are successful, we cannot assure you that these relationships will result in improved operating results.

We depend and rely upon SaaS technologies from third parties and on technology systems and electronic communication networks that are supplied and managed by third parties to operate our business, and interruptions or performance problems with these technologies may adversely affect our business and operating results.

We rely heavily on hosted SaaS applications from third parties in order to operate critical functions of our business, including sales automation and pipeline management, billing and order management, customer support, access to our API, IT support, enterprise resource planning, payroll and financial accounting services. If these services become unavailable due to extended outages or interruptions, security vulnerabilities or cyber-attacks, including prolonged denial-of-service attacks, or because they are no longer available on commercially reasonable terms, our expenses could increase, our ability to manage finances could be interrupted and our processes for managing sales of our platform and supporting and communicating with our subscribers could be impaired until equivalent services, if available, are identified, obtained and implemented, all of which could adversely affect our business.

Our ability to provide services and solutions to our subscribers also depends on our ability to communicate with our subscribers through the public Internet and electronic networks that are owned and operated by third parties. In addition, in order to provide services on-demand and promptly, our computer equipment and network servers must be functional 24 hours per day, which requires access to telecommunications facilities managed by third parties and the availability of electricity, which we do not control. A severe disruption of one or more of these networks, including as a result of utility or third-party system interruptions, could impair our ability to process information, which could impede our ability to provide services to our subscribers, harm our reputation, result in a loss of subscribers and adversely affect our business and operating results.

We have in the past completed acquisitions, and we may in the future acquire or invest in companies. Such acquisitions and investments divert our management’s attention and may in some cases result in additional dilution to our stockholders. In addition, we may be unable to integrate the acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions.

We have in the past acquired companies, including our acquisition of HealCode in 2016 and Lymber in 2017, and we may in the future evaluate and consider potential strategic transactions, including acquisitions of, or investments in, businesses, technologies, services, products and other assets in the future. We also may enter into relationships with other businesses to expand our platform, which could involve preferred or exclusive licenses, additional channels of distribution, discount pricing or investments in other companies.

Any acquisition, investment or business relationship may result in unforeseen operating difficulties and expenditures. In particular, we may encounter difficulties assimilating or integrating the businesses, technologies, products, personnel or operations of the acquired companies, particularly if the key personnel of the acquired company choose not to work for us, their software is not easily adapted to work with our platform or we have difficulty retaining the customers of any acquired business due to changes in ownership, management or otherwise. The pursuit of potential acquisitions may also disrupt our business, divert our resources and require significant management attention that would otherwise be available for development of our existing business, whether or not they are consummated. Moreover, the anticipated benefits of any acquisition, investment or business relationship may not be realized or we may be exposed to unknown risks or liabilities.

Negotiating these transactions can be time-consuming, difficult and expensive, and our ability to complete these transactions may be subject to approvals that are beyond our control. Consequently, these transactions, even if announced, may not be completed. For one or more of these transactions, we may:

•	issue additional equity securities that would dilute our existing stockholders;

•	use cash that we may need in the future to operate our business;

•	incur large charges or substantial liabilities associated with the acquisition;

•	incur acquisition-related costs, which would be recognized as current period expenses;

•	encounter difficulties maintaining relationships with customers and partners of the acquired business;

•

encounter difficulties incorporating acquired technologies and rights into our platform, providing access and rights to our internal systems, and of maintaining quality and security standards consistent with our reputation and brand;

•	incur debt on terms unfavorable to us or that we are unable to repay;

•

encounter difficulties retaining key employees of the acquired company, integrating diverse software codes or business cultures or coordinating organizations that are geographically diverse and that have different business cultures; and

•	become subject to adverse tax consequences, substantial depreciation or deferred compensation charges.

The occurrence of any of these risks could have a material adverse effect on our business operations and financial results.

We may be sued for various claims including, among others, commercial claims, employment claims, and alleged infringement of third party proprietary rights.

From time to time we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business, which may include claims, suits, class actions, government investigations and other proceedings involving alleged infringement of third party patents and other intellectual property rights, or commercial, corporate and securities, labor and employment, wage and hour and other matters. There is considerable patent and other intellectual property development activity in our industry. Our future success depends in part on not infringing upon the intellectual property rights of others. From time to time, we may receive claims from third parties, including our competitors that our platform and underlying technology infringe or violate a third party’s intellectual property rights, and we may be found to be infringing upon such rights. We may be unaware of the intellectual property rights of others that may cover some or all of our technology. Any claims or litigation could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages or ongoing royalty payments, prevent us from offering our platform, or require that we comply with other unfavorable terms. We may also be obligated to indemnify our subscribers or business partners in connection with any such litigation and to obtain licenses, modify our platform or refund subscription fees, which could further exhaust our resources. In addition, we may incur substantial costs to resolve claims or litigation, whether or not successfully asserted against us, which could include payment of significant settlement, royalty or license fees, modification of our platform or refunds to subscribers of subscription fees. Even if we were to prevail in the event of claims or litigation against us, any claim or litigation regarding our intellectual property could be costly and time-consuming and divert the attention of our management and other employees from our business operations.

Our use of “open source” software could adversely affect our ability to sell our platform and subject us to possible litigation.

We use open source software in our platform and expect to continue to use open source software in the future. We may face claims from others claiming ownership of, or seeking to enforce the terms of, an open source license, including by demanding release of the open source software, derivative works or our proprietary source code that was developed using such software. These claims could also result in litigation, require us to purchase a costly license or require us to devote additional research and development resources to change our platform, any of which would have a negative effect on our business and operating results. In addition, if the license terms for the open source software we utilize change, we may be forced to reengineer our platform or incur additional costs. Although we have implemented policies to regulate the use and incorporation of open source software into our platform, we cannot be certain that we have not incorporated open source software in our platform in a manner that is inconsistent with such policies.

Any failure to protect our intellectual property rights could impair our ability to protect our proprietary technology and our brand.

Our success and ability to compete depend in part upon our intellectual property. We currently have eleven pending patent applications, but there is no guarantee that such applications will result in issued patents. We primarily rely on copyright, trade secret and trademark laws, trade secret protection and confidentiality or license agreements with our employees, subscribers, partners and others to protect our intellectual property rights. However, the steps we take to protect our intellectual property rights may be inadequate.

To protect our intellectual property rights, we may be required to spend significant resources to monitor and protect these rights. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming and distracting to management, and could result in the impairment or loss of portions of our intellectual property. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights. Our failure to secure, protect and enforce our intellectual property rights could adversely affect our brand and adversely impact our business.

We may not be able to secure additional financing on favorable terms, or at all, to meet our future capital needs.

We have funded our operations since inception primarily through equity financings, loan facilities, financing agreements for software and license maintenance and subscription payments by our subscribers for use of our platform. In the future, we intend to continue to make investments to support our business growth, and we may require additional capital to respond to business opportunities, challenges, acquisitions, and a decline in the level of subscriptions for our platform or unforeseen circumstances. We may not be able to timely secure additional debt or equity financing on favorable terms, or at all. Any debt financing obtained by us could involve restrictive covenants relating to financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. If we raise additional funds through further issuances of equity, convertible debt securities or other securities convertible into equity, our existing stockholders could suffer significant dilution in their percentage ownership of our company, and any new equity securities we issue could have rights, preferences and privileges senior to those of holders of our Class A common stock. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to grow or support our business and to respond to business challenges could be significantly limited.

Our loan agreement contains operating and financial covenants that restrict our business and financing activities.

Borrowings under our loan agreement with Silicon Valley Bank are secured by substantially all of our assets, including our intellectual property. In addition, borrowings under our loan agreement are based on a percentage of our monthly recurring revenue for the prior months, up to $20 million. If our revenue declines, our ability to draw under the loan agreement could be adversely affected or if we were to draw under the loan agreement, a decline in our revenue could force us to repay all or a portion of the outstanding loan earlier than we may have originally anticipated.

Our loan agreement also restricts our ability to, among other things:

•	sell or otherwise dispose of our assets;

•	make material changes in our business;

•	enter into a transaction in which stockholders who were not stockholders immediately prior to such transaction own more than 40% of our voting stock after giving effect to such transaction;

•	consolidate, merge with, or acquire other entities;

•	incur additional indebtedness;

•	create liens on our assets;

•	pay dividends or make other distributions on our capital stock;

•	make investments;

•	enter into transactions with affiliates; and

•	pay off or redeem subordinated indebtedness.

These restrictions are subject to certain exceptions. In addition, our loan agreement requires us to maintain a certain percentage of our projected revenue. The operating and financial restrictions and covenants in the loan agreement, as well as any future financing agreements that we may enter into, could restrict our ability to finance our operations and to engage in, expand or otherwise pursue business activities and strategies that we or our stockholders may consider beneficial. Our ability to comply with these covenants may be affected by events beyond our control, and future breaches of any of these covenants could result in a default under the loan agreement.

The loan agreement also contains customary events of default, subject to cure periods for certain defaults, including, among others, payment defaults, covenant defaults, the occurrence of a material adverse change in our business, defaults relating to certain legal processes affecting our assets or business, insolvency and bankruptcy defaults, cross-defaults to other material indebtedness, material judgment defaults, and material misrepresentations. Future defaults, if not waived, could cause all of the outstanding indebtedness under our loan agreement to become immediately due and payable and would permit Silicon Valley Bank to terminate all commitments to extend further credit and exercise remedies against the collateral in which we granted Silicon Valley Bank a security interest.

If we do not have or are unable to generate sufficient cash available to repay our debt obligations when they become due and payable, either upon maturity or in the event of a default, we may not be able to obtain additional debt or equity financing on favorable terms, if at all. This could materially and adversely affect our liquidity and financial condition and our ability to operate and continue our business as a going concern.

We face exposure to foreign currency exchange rate fluctuations.

We conduct transactions in currencies other than the U.S. dollar. While we have primarily transacted with subscribers and vendors in U.S. dollars, we have transacted in foreign currencies for subscriptions to our platform and expect to significantly expand the number of transactions with subscribers for our platform that are denominated in foreign currencies in the future. As a result of such foreign currency exchange rate fluctuations, it could be more difficult to detect underlying trends in our business and results of operations. In addition, to the extent that fluctuations in currency exchange rates, including, any fluctuations resulting from uncertainties relating to the expected departure of the United Kingdom from the European Union, cause our results of operations to differ from our expectations or the expectations of our investors, the trading price of our Class A common stock could be adversely affected.

We do not currently maintain a program to hedge transactional exposures in foreign currencies. However, in the future, we may use derivative instruments, such as foreign currency forward and option contracts, to hedge certain exposures to fluctuations in foreign currency exchange rates. The use of such hedging activities may not offset any or more than a portion of the adverse financial effects of unfavorable movements in foreign exchange rates over the limited time the hedges are in place. Moreover, the use of hedging instruments may introduce additional risks if we are unable to structure effective hedges with such instruments.

We may be subject to additional tax liabilities in connection with our operations or due to future legislation, each of which could materially impact our financial position and results of operation.

We are subject to federal and state income, sales, use, value added and other taxes in the United States and other countries in which we conduct business, and such laws and rates vary by jurisdiction. We do not collect sales and use, value added and similar taxes in all jurisdictions in which we have sales, based on our belief that such taxes are not applicable. Certain jurisdictions in which we do not collect sales, use, value added or other taxes on our sales may assert that such taxes are applicable, which could result in tax assessments, penalties and interest, and we may be required to collect such taxes in the future.

Significant judgment is required in determining our worldwide provision for income taxes. We generally conduct our international operations through wholly owned subsidiaries and report our taxable income in various jurisdictions worldwide based upon our business operations in those jurisdictions. Our intercompany relationships are subject to complex transfer pricing regulations administered by taxing authorities in various jurisdictions. These determinations are highly complex and require detailed analysis of the available information and applicable statutes and regulatory materials. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain.

Although we believe our tax practices and provisions are reasonable, the final determination of tax audits and any related litigation could be materially different from our historical tax practices, provisions and accruals. If we receive an adverse ruling as a result of an audit, or we unilaterally determine that we have misinterpreted provisions of the tax regulations to which we are subject, there could be a material effect on our tax provision, net income or cash flows in the period or periods for which that determination is made, which could materially impact our financial results. Further, any changes in the taxation of our activities, including certain proposed changes in U.S. tax laws, may increase our worldwide effective tax rate and adversely affect our financial position and results of operations. In addition, liabilities associated with taxes are often subject to an extended or indefinite statute of limitations period. Therefore, we may be subject to additional tax liability (including penalties and interest) for a particular year for extended periods of time.

Our ability to use our net operating losses to offset future taxable income may be subject to certain limitations.

As of December 31, 2016, we had federal and state net operating loss carryforwards, or NOLs, of $103.0 million and $88.9 million, respectively, due to prior period losses, which, subject to the following discussion, are generally available to be carried forward to offset our future taxable income, if any, until such NOLs are used or expire. Our federal NOLs begin to expire in the year ending December 31, 2025, and our state NOLs started to expire in 2016 for the earliest net operating loss layers. In general, under Section 382 of the U.S. Internal Revenue Code of 1986, as amended, or the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its NOLs to offset future taxable income. Similar rules may apply under state tax laws. During the year ended December 31, 2015, we completed an analysis under Section 382 of the Code through December 31, 2014, and determined that we experienced multiple ownership changes during this period which will limit future utilization of NOL carryforwards. U.S. federal NOLs of approximately $430,000 are expected to expire due to limitations under Section 382 and, as such, have not been reflected in the NOL carryforward above. Future changes in our stock ownership, some of which are outside of our control, could result in additional ownership changes under Section 382 of the Code. Furthermore, our ability to utilize NOLs of companies that we have acquired or may acquire in the future may be subject to limitations. There is also a risk that due to regulatory changes, such as suspensions on the use of NOLs, or other unforeseen reasons, our existing NOLs could expire or otherwise be unavailable to offset future income tax liabilities. For these reasons, we may not be able to realize a tax benefit from the use of our NOLs, whether or not we attain profitability

Changes in laws and regulations related to the Internet or changes in the Internet infrastructure itself may diminish the demand for our platform, and could have a negative impact on our business.

The future success of our business depends upon the continued use of the Internet as a primary medium for commerce, communication and business applications. Federal, state or foreign government bodies or agencies have in the past adopted, and may in the future adopt, laws or regulations affecting the use of the Internet as a commercial medium. Changes in these laws or regulations could require us to modify our platform in order to comply with these changes. In addition, government agencies or private organizations have imposed and may impose additional taxes, fees or other charges for accessing the Internet or commerce conducted via the Internet. These laws or charges could limit the growth of Internet-related commerce or communications generally, or result in reductions in the demand for Internet-based platforms and services such as ours. In addition, the use of the Internet as a business tool could be adversely affected due to delays in the development or adoption of new standards and protocols to handle increased demands of Internet activity, security, reliability, cost, ease-of-use, accessibility and quality of service. The performance of the Internet and its acceptance as a business tool has been adversely affected by “viruses,” “worms” and similar malicious programs, and the Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure. If the use of the Internet is adversely affected by these issues, demand for our platform could decline.

Catastrophic events may disrupt our business.

Our corporate headquarters are located in San Luis Obispo, California, and we utilize data centers that are located in North America. Key features and functionality of our platform are enabled by third parties that are headquartered in California and operate or utilize data centers in the United States. Additionally, we rely on our network and third-party infrastructure and enterprise applications, internal technology systems, and our website for our development, marketing, operational support, hosted services and sales activities. The west coast of the United States contains active earthquake zones. In addition, the Diablo Canyon nuclear power plant is located a short distance from San Luis Obispo. In the event of a major earthquake, hurricane or other natural disaster, or a catastrophic event such as a nuclear disaster, fire, power loss, telecommunications failure, cyber-attack, war or terrorist attack, we may be unable to continue our operations and may endure system interruptions, reputational harm, delays in our app development, lengthy interruptions in our platform, breaches of data security or data integrity and loss of critical data, all of which could have an adverse effect on our future operating results.

We are subject to governmental economic sanctions and export and import controls that could impair our ability to compete in international markets or subject us to liability if we are not in compliance with applicable laws.

As a U.S. company, we are subject to U.S. export control and economic sanctions laws and regulations, and we are required to export our technology, software, products and services in compliance with those laws and regulations, including the U.S. Export Administration Regulations and economic embargo and trade sanction programs administered by the Treasury Department’s Office of Foreign Assets Control. U.S. economic sanctions and export control laws and regulations prohibit the shipment of certain products and services to countries, governments and persons targeted by U.S. sanctions. While we are currently taking precautions to prevent doing any business, directly or indirectly, with countries, governments and persons targeted by U.S. sanctions and to ensure that our business management software is not exported or used by countries, governments and persons targeted by U.S. sanctions, such measures may be circumvented.

Furthermore, if we export our technology, hardware or software, the exports may require authorizations, including a license, a license exception or other appropriate government authorization. Complying with export control and sanctions regulations for a particular sale may be time-consuming and may result in the delay or loss of sales opportunities. Failure to comply with export control and sanctions regulations for a particular sale may expose us to government investigations and penalties, which could have an adverse effect on our business, operating results and financial condition.

If we are found to be in violation of U.S. sanctions or export control laws, it could result in fines or penalties for us and for individuals, including civil penalties of up to $250,000 or twice the value of the transaction, whichever is greater, per violation, and in the event of conviction for a criminal violation for willful and knowing violations, fines of up to $1 million and possible incarceration for those responsible could be imposed against employees and managers. In addition, we may lose our export or import privileges and suffer reputational harm.

In addition, various countries regulate the import of certain encryption technology, including imposing import permitting and licensing requirements, and have enacted laws that could limit our ability to offer our platform or distribute our platform or could limit our subscribers’ ability to implement our platform in those countries.

Changes in our platform or future changes in export and import regulations may create delays in the introduction of our platform in international markets or prevent our subscribers with international operations from deploying our platform globally. Any change in export or import regulations, economic sanctions or related legislation, or change in the countries, governments, persons, or technologies targeted by such regulations, could result in decreased use of our platform by, or in our decreased ability to export or sell our platform to, existing or potential subscribers with international operations. Any decreased use of our platform or limitation on our ability to export or sell our platform would likely adversely affect our business operations and financial results.

Risks related to ownership of our Class A common stock and this offering

The dual class structure of our common stock has the effect of concentrating voting control with those stockholders who held our capital stock prior to the completion of our initial public offering, including our executive officers, employees and directors and their affiliates, which limits your ability to influence the outcome of important transactions, including a change in control.

Our Class B common stock has ten votes per share, and our Class A common stock has one vote per share. Stockholders who held shares of our Class B common stock as of March 31, 2017, including, among others, our executive officers, employees and directors and their respective affiliates, collectively held approximately 63.0% of the voting power of our outstanding capital stock as of such date. Because of the ten-to-one voting ratio between our Class B common stock and Class A common stock, the holders of our Class B common stock will collectively continue to control a majority of the combined voting power of our capital stock and therefore be able to control all matters submitted to our stockholders for approval so long as the shares of our Class B common stock represent at least 9.1% of all outstanding shares of our Class A common stock and Class B common stock. These holders of our Class B common stock may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing or deterring a change in control of our company, could deprive our stockholders of an opportunity to receive a premium for their capital stock as part of a sale of our company and might ultimately affect the market price of our Class A common stock.

Future transfers by holders of our Class B common stock will generally result in those shares converting into shares of our Class A common stock, subject to limited exceptions, such as certain transfers effected for tax or estate planning purposes. The conversion of shares of our Class B common stock into shares of our Class A common stock will have the effect, over time, of increasing the relative voting power of those holders of Class B common stock who retain their shares in the long term. Significant individual holders of our Class B common stock include our Chairman and Chief Executive Officer, Richard Stollmeyer. If, for example, Mr. Stollmeyer retains a significant portion of his holdings of shares of our Class B common stock for an extended period of time, he could control a significant portion of the voting power of our capital stock for the foreseeable future. In addition, Mr. Stollmeyer is one of two holders of an irrevocable proxy to vote certain shares of our Class A common stock and Class B common stock held by certain of our stockholders. As a board member, Mr. Stollmeyer owes a fiduciary duty to our stockholders and must act in good faith and in a manner he reasonably believes to be in the best interests of our stockholders. As a stockholder, Mr. Stollmeyer is entitled to vote his shares in his own interest, which may not always be in the interests of our stockholders generally.

Anti-takeover provisions contained in our amended and restated certificate of incorporation and amended and restated bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

Our amended and restated certificate of incorporation, amended and restated bylaws and Delaware law contain provisions which could have the effect of rendering more difficult, delaying or preventing an acquisition deemed undesirable by our board of directors. Among other things, our amended and restated certificate of incorporation and amended and restated bylaws include provisions:

•	establishing a classified board of directors whose members serve staggered three-year terms;

•

authorizing “blank check” preferred stock, which could be issued by our board of directors without stockholder approval and may contain voting, liquidation, dividend and other rights superior to our common stock;

•	limiting the liability of, and providing indemnification to, our directors and officers;

•	limiting the ability of our stockholders to call and bring business before special meetings;

•	requiring advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nominations of candidates for election to our board of directors;

•	controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings; and

•	authorizing two classes of common stock, as discussed above.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation Law, which prevents certain stockholders holding more than 15% of our outstanding capital stock from engaging in certain business combinations without approval of the holders of at least two-thirds of our outstanding common stock not held by any such stockholder.

Any provision of our amended and restated certificate of incorporation, amended and restated bylaws or Delaware law that has the effect of delaying, preventing or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our capital stock, and could also affect the price that some investors are willing to pay for our Class A common stock.

An active trading market for our Class A common stock may not be sustained.

Our Class A common stock is listed on The NASDAQ Global Market under the symbol “MB.” However, we cannot assure you that an active trading market for our Class A common stock will be sustained. Accordingly, we cannot assure you of the liquidity of any trading market, your ability to sell your shares of our Class A common stock when desired or the prices that you may obtain for your shares of our Class A common stock.

The market price of our Class A common stock may be volatile, and you could lose all or part of your investment.

Prior to our initial public offering, there had been no public market for shares of our Class A common stock. The market price of our Class A common stock since our initial public offering has been and may continue to be subject to wide fluctuations in response to various factors, some of which are beyond our control and may not be related to our operating performance. Factors that could cause fluctuations in the market price of our Class A common stock include the following:

•	price and volume fluctuations in the overall stock market from time to time;

•	volatility in the market prices and trading volumes of technology securities;

•	changes in operating performance and stock market valuations of other technology companies generally or those in our industry in particular;

•	sales of shares of our Class A common stock by us or our stockholders;

•	failure of securities analysts to maintain coverage of us, changes in financial estimates by securities analysts who follow us, or our failure to meet these estimates or the expectations of investors;

•	the financial projections we may provide to the public, any changes in those projections or our failure to meet those projections;

•	announcements by us or our competitors of new products or services;

•	the public’s reaction to our press releases, other public announcements and filings with the SEC;

•	rumors and market speculation involving us or other companies in our industry;

•	actual or anticipated changes in our operating results or fluctuations in our operating results;

•	actual or anticipated developments in our business, our competitors’ businesses or the competitive landscape generally;

•	litigation involving us, our industry or both, or investigations by regulators into our operations or those of our competitors;

•	developments or disputes concerning our intellectual property or other proprietary rights;

•	announced or completed acquisitions of businesses or technologies by us or our competitors;

•	political, economic and regulatory developments in the United States, including as a result of the recent presidential election;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•	changes in accounting standards, policies, guidelines, interpretations or principles;

•	any significant change in our management; and

•	general economic conditions and slow or negative growth of our markets.

In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

Future sales of shares of our Class A common stock in the public market, or the perception that such sales might occur, could depress the market price of our Class A common stock.

Sales of a substantial number of shares of our Class A common stock in the public market, or the perception that these sales might occur, could depress the market price of our Class A common stock and could impair our ability to raise capital through the sale of additional equity securities. After the completion of this offering, based on approximately 35.0 million shares of Class A common stock and approximately 6.0 million shares of Class B common stock outstanding as of March 31, 2017, and after giving effect to the sale of 4.4 million shares of Class A common stock by us, we will have approximately 39.4 million shares of our Class A common stock and approximately 6.0 million shares of our Class B common stock outstanding. All outstanding shares of Class A common stock are freely tradable without restrictions or further registration under the Securities Act of

1933, as amended, or the Securities Act, except for any shares held by our affiliates as defined in Rule 144 under the Securities Act, shares held for less than one year in connection with any acquisition for which we did not issue registered shares, and subject in some cases to our insider trading policy.

In addition, shares of our capital stock (including those shares of our capital stock issued upon exercise of outstanding options to purchase shares of our Class A common stock and Class B common stock or upon settlement of outstanding restricted stock units) may be freely sold in the public market upon issuance and once vested, subject to other restrictions provided under the terms of the applicable plan and/or the award agreements, and except for any options or restricted stock units held by our affiliates and subject to our insider trading policy. Certain of our existing stockholders are also entitled under contracts providing for registration rights, to require us to file registration statements covering the sale of their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. Any sales of securities by these stockholders, or the expectation that such sales may occur, could have a material adverse effect on the trading price of our Class A common stock and make it more difficult for you to sell shares of our Class A common stock.

In making your investment decision, you should understand that we and the underwriters have not authorized any other party to provide you with information concerning us or this offering.

You should carefully evaluate all of the information in this prospectus. We have in the past received, and may continue to receive, a significant degree of media coverage, including coverage that is not directly attributable to statements made by our officers or employees, that incorrectly reports on statements made by our officers or employees or that is misleading as a result of omitting information provided by us, our officers or employees. We and the underwriters have not authorized any other party to provide you with information concerning us or this offering.

We may invest or spend the proceeds of this offering in ways which you may not agree or in ways you may not yield a return.

Our net proceeds from the sale of shares of our Class A common stock in this offering will be used to increase our capitalization and financial flexibility for, among other things, possible acquisitions of complementary businesses, products, services and technologies. However, we do not have any agreements or commitments for any material acquisitions at this time. We may also use the net proceeds from this offering for general corporate purposes, including working capital, operating expenses and capital expenditures. We will have broad discretion in using these proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Until the net proceeds are used, they may be placed in investments that do not produce significant income or that may lose value.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the listing requirements of the securities exchange on which our Class A common stock is traded and other applicable securities rules and regulations. Compliance with these rules and regulations has increased and will continue to increase our legal and financial compliance costs, made some activities more difficult, time-consuming or costly, and increased demand on our systems and resources. Among other things, the Exchange Act requires that we file annual, quarterly and current reports with respect to our business and results of operations and maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could harm our business and results of operations. Although we have already hired additional employees to comply with these requirements, we may need to hire even more employees in the future, which will increase our costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations, and standards, and this investment will increase our general and administrative expense and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations, and standards are unsuccessful, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

Being a public company and these new rules and regulations have made it more expensive for us to maintain director and officer liability insurance, and in the future we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified executive officers and members of our board of directors, particularly to serve on our audit committee and compensation committee.

In addition, as a result of our disclosure obligations as a public company, we have reduced strategic flexibility and are under pressure to focus on short-term results, which may adversely impact our ability to achieve long-term profitability.

We are an “emerging growth company,” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Class A common stock less attractive to investors.

For so long as we remain an “emerging growth company,” as defined in the JOBS Act, we may take advantage of certain exemptions from various requirements that are applicable to public companies that are not “emerging growth companies,” including not being required to comply with the independent auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year following the fifth anniversary of the completion of our initial public offering, (ii) the last day of the first fiscal year in which our annual gross revenue is $1.07 billion or more, (iii) the date on which we have, during the previous rolling three-year period, issued more than $1 billion in non-convertible debt securities or (iv) the date on which we are deemed to be a “large accelerated filer” as defined in the Exchange Act. We cannot predict if investors will find our Class A common stock less attractive because we may rely on these exemptions. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for our Class A common stock, and our stock price may be more volatile and may decline.

In addition, the JOBS Act also provides that an “emerging growth company” can take advantage of an extended transition period for complying with new or revised accounting standards. However, we have chosen to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

If our internal control over financial reporting is not effective, it may adversely affect investor confidence in our company and, as a result, the value of our Class A common stock could decline.

Pursuant to the Exchange Act and Section 404 of the Sarbanes-Oxley Act, we are required to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting and we will be required to comply with the auditor attestation requirements when we cease to be an “emerging growth company” as defined in the JOBS Act. This assessment includes disclosure of any material weaknesses identified by our management in our internal control over financial reporting. While management concluded that internal control over financial reporting was effective as of December 31, 2016, there can be no assurance that material weaknesses will not be identified in the future. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are effective. As a result, we may need to undertake various actions, such as implementing new internal controls and procedures and hiring accounting or internal audit staff. Our remediation efforts may not enable us to avoid a material weakness in the future.

If material weaknesses or control deficiencies occur in the future, and we are unable to assert that our internal control over financial reporting is effective, or if our auditors, when required, are unable to attest to management’s report on the effectiveness of our internal controls, we may be unable to report our financial results accurately or on a timely basis, which could cause our reported financial results to be materially misstated and result in the loss of investor confidence or delisting and cause the trading price of our Class A common stock to decline. As a result of such failures, we could also become subject to investigations by the stock exchange on which our securities are listed, the SEC, or other regulatory authorities, and become subject to litigation from investors and stockholders, which could harm our reputation, financial condition or divert financial and management resources from our core business.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business, our market or our competitors, or if they adversely change their recommendations regarding our Class A common stock, the market price of our Class A common stock and trading volume could decline.

The trading market for our Class A common stock is influenced by the research and reports that securities or industry analysts may publish about us, our business, our market or our competitors. If any of the analysts who cover us adversely change their recommendations regarding our Class A common stock or provide more favorable recommendations about our competitors, the market price of our Class A common stock would likely decline. If any of the analysts who cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price of our Class A common stock and trading volume to decline.

We do not expect to declare any dividends on our Class A common stock in the foreseeable future so any returns will be limited to changes in the value of our Class A common stock.

We do not anticipate declaring any cash dividends on our Class A common stock in the foreseeable future. In addition, our existing loan agreement with Silicon Valley Bank imposes restrictions on our ability to pay dividends. Consequently, investors may need to rely on sales of our Class A common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking cash dividends should not purchase shares of our Class A common stock.

Special note regarding forward-looking statements

This prospectus, including the documents incorporated into this prospectus by reference, contains forward-looking statements within the meaning of the federal securities laws, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

•	our ability to attract and retain subscribers, including high value subscribers;

•	our ability to deepen our relationships with existing subscribers;

•	our business plan and beliefs and objectives for future operations, including regarding our pricing and pricing model;

•	benefits associated with use of our products and services;

•	our ability to develop or acquire new products and services, improve our existing products and services and increase the value of our products and services;

•	the network effects associated with our business;

•	our ability to increase our revenue and our revenue growth rate;

•

our future financial performance, including expectations regarding trends in revenue, cost of revenue, operating expenses, other income and expenses, income taxes, subscriber growth, average monthly revenue per subscriber, payments volume, and dollar-based net expansion rate;

•	our ability to further develop strategic relationships, including our ability to increase our revenue from our API and technology partners;

•	our ability to strengthen and maintain our partnerships with our payment processors;

•	our ability to achieve positive returns on investments;

•

our plans to further invest in and grow our business, including investment in research and development, sales and marketing, the development of our customer support teams, and our data center infrastructure, and our ability to effectively manage our growth and associated investments;

•	our ability to timely and effectively scale and adapt our existing technology;

•	the sufficiency of our cash and cash equivalents and cash generated from operations to meet our working capital and capital expenditure requirements;

•	the effects of seasonal trends on our operating results;

•	our ability to attract and retain senior management, qualified employees and key personnel;

•	our ability to successfully identify, acquire and integrate companies and assets;

•	our ability to successfully enter new vertical and geographic markets and manage our international expansion;

•	our ability to maintain, protect and enhance our intellectual property and not infringe upon others’ intellectual property; and

•	our anticipated uses of the net proceeds from this offering.

You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus, including the documents incorporated into this prospectus by reference, primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors described in the section titled “Risk Factors” and in portions of our periodic reports filed with the SEC and incorporated by reference in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

The forward-looking statements made in this prospectus, including the documents incorporated into this prospectus by reference, relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to review any additional disclosures we make in the documents we subsequently file with the SEC that are incorporated by reference in this prospectus, as well as any free writing prospectus provided to you in connection with the offering of common stock. See “Where you can find additional information.”

Company data

In this prospectus, including the documents incorporated into this prospectus by reference, when we use the term “active consumers” as of a given date, we are referring to the estimated number of unique consumers of our subscribers’ services who have used our platform to transact with our subscribers during the two years ending on such date. While we do not directly monetize consumers of our subscribers’ services, we believe that growth in the number of active consumers on our platform also contributes to our subscriber growth. In calculating this number, we have attempted to avoid duplicative counting of consumers by identifying consumers who may have used our platform through different subscribers. However, in certain cases, a single consumer may have transacted with multiple subscribers under different names or using different email addresses, in which cases they may be counted more than once. For a discussion of risks related to our calculation of active consumers, see the section titled “Risk Factors—The number of actual consumers using our platform may be lower than the number we have estimated.”

In addition, when we use the term “high value subscribers” as of a given date, we are referring to subscribers of our Starter, Pro, Accelerate and Ultimate software tiers. We have recently focused our sales and marketing efforts on these high value subscribers, including analyzing these subscribers and their spending patterns to identify trends and opportunities. We are continuing to invest in our systems and controls to improve the precision and reliability of this high value subscriber data.

Use of proceeds

We estimate that the net proceeds to us from the sale by us of 4,400,000 shares of Class A common stock in this offering will be $116.7 million, at the public offering price of $27.95 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their option to purchase additional shares of Class A common stock from us in full, we estimate that the net proceeds to us will be $134.3 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes of this offering are to increase our capitalization and financial flexibility for, among other things, possible acquisitions of complementary businesses, products, services or technologies. However, we do not have any agreements or commitments for any material acquisitions at this time.

We may also use the net proceeds from this offering for general corporate purposes, including working capital, operating expenses and capital expenditures. Pending the use of proceeds from this offering as described above, we plan to invest the net proceeds that we receive in this offering in interest-bearing obligations, including U.S. government debt securities and money market funds.

Price range of Class A common stock

Our Class A common stock has been listed on The NASDAQ Global Market under the symbol “MB” since June 19, 2015. Prior to that date there was no public trading market for our Class A common stock. There is no public trading market for our Class B common stock. The following table presents, for the periods indicated, the high and low sales prices per share of our Class A common stock as reported on The NASDAQ Global Market.

Period	High	Low

Fiscal Year Ended December 31, 2015:
Second Quarter (commencing June 19, 2015)	$16.25	$11.56
Third Quarter	$17.45	$9.14
Fourth Quarter	$18.39	$14.17

Fiscal Year Ended December 31, 2016:
First Quarter	$15.91	$9.20
Second Quarter	$16.58	$11.91
Third Quarter	$20.38	$15.46
Fourth Quarter	$22.95	$16.95

Fiscal Year Ending December 31, 2017:
First Quarter	$28.25	$21.20
Second Quarter (through May 24, 2017)	$29.75	$23.55

On May 24, 2017, the last reported sale price for our Class A common stock on The NASDAQ Global Market was $27.95 per share. As of March 31, 2017, there were approximately 33 holders of record of our Class A common stock and approximately 63 holders of record of our Class B common stock. The actual number of stockholders is greater than this number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees.

Dividend policy

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. In addition, our ability to pay dividends on our capital stock is subject to restrictions under the terms of our loan agreement with Silicon Valley Bank. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual restrictions, general business conditions and other factors that our board of directors may deem relevant.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2017:

•	On an actual basis; and

•

On an as adjusted basis to give effect to the completion of this offering of 4,400,000 shares of Class A common stock at the public offering price of $27.95 per share after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

	As of March 31, 2017
	Actual	As adjusted
	(In thousands, except share and per share amounts)
Cash and cash equivalents	$87,941	$204,634

Stockholders’ equity:
Preferred stock, par value $0.000004 per share: 100,000,000 shares authorized, no shares issued and outstanding, actual and as adjusted	—	—
Class A common stock, par value $0.000004 per share: 1,000,000,000 shares authorized, 34,983,995 shares issued and outstanding, actual; 1,000,000,000 shares authorized, 39,383,995 shares issued and outstanding, as adjusted	—	—
Class B common stock, par value $0.000004 per share: 100,000,000 shares authorized, 5,973,301 shares issued and outstanding, actual and as adjusted	—	—
Additional paid-in capital	300,877	417,570
Accumulated other comprehensive loss	(210)	(210)
Accumulated deficit	(191,270)	(191,270)

Total stockholders’ equity	109,397	226,090

Total capitalization	$109,397	$226,090

The as adjusted column in the table above is based on 34,983,995 shares of our Class A common stock and 5,973,301 shares of our Class B common stock outstanding as of March 31, 2017, and excludes:

•	2,877,738 shares of our Class B common stock issuable upon the exercise of outstanding options as of March 31, 2017 at a weighted-average exercise price of $9.99 per share;

•	1,110,418 shares of our Class A common stock issuable upon the exercise of outstanding options as of March 31, 2017 at a weighted-average exercise price of $18.70 per share;

•	987,646 shares of our Class A common stock issuable upon the settlement of outstanding restricted stock units as of March 31, 2017;

•	6,377,571 shares of our Class A common stock reserved for future grant or issuance under our 2015 Equity Incentive Plan as of March 31, 2017; and

•	1,171,960 shares of our Class A common stock reserved for issuance under our 2015 Employee Stock Purchase Plan as of March 31, 2017.

Dilution

If you invest in our Class A common stock in this offering, your ownership interest will be diluted to the extent of the difference between the public offering price per share of our Class A common stock and the as adjusted net tangible book value per share of our common stock immediately after this offering. Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of our Class A common stock in this offering and the as adjusted net tangible book value per share of our Class A common stock immediately after completion of this offering.

Net tangible book value per share is determined by dividing our total tangible assets less our total liabilities by the number of shares of our common stock outstanding. Our historical net tangible book value as of March 31, 2017 was $91.2 million, or $2.23 per share.

After giving effect to the sale by us of 4,400,000 shares of our Class A common stock in this offering at the public offering price of $27.95 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of March 31, 2017 would have been $207.9 million, or $4.58 per share. This represents an immediate increase in as adjusted net tangible book value of $2.35 per share to our existing stockholders and immediate dilution of $23.37 per share to investors purchasing shares of our Class A common stock in this offering at the public offering price. The following table illustrates this dilution:

Public offering price per share		$27.95
Net tangible book value per share as of March 31, 2017, before giving effect to this offering	$2.23
Increase in as adjusted net tangible book value per share attributable to new investors purchasing our Class A common stock in this offering	2.35

As adjusted net tangible book value per share, after giving effect to this offering		4.58

Dilution per share to investors purchasing our Class A common stock in this offering		$23.37

If the underwriters exercise their option to purchase additional shares from us in full, the as adjusted net tangible book value per share of our Class A common stock would be $4.90 per share, and the dilution in net tangible book value per share to investors in this offering would be $23.05 per share.

The number of shares of our Class A common stock and Class B common stock that will be outstanding after this offering is based on 34,983,995 shares of our Class A common stock and 5,973,301 shares of our Class B common stock outstanding as of March 31, 2017, and excludes:

•	2,877,738 shares of our Class B common stock issuable upon the exercise of outstanding options as of March 31, 2017 at a weighted-average exercise price of $9.99 per share;

•	1,110,418 shares of our Class A common stock issuable upon the exercise of outstanding options as of March 31, 2017 at a weighted-average exercise price of $18.70 per share;

•	987,646 shares of our Class A common stock issuable upon the settlement of outstanding restricted stock units as of March 31, 2017;

•	6,377,571 shares of our Class A common stock reserved for future grant or issuance under our 2015 Equity Incentive Plan as of March 31, 2017; and

•	1,171,960 shares of our Class A common stock reserved for issuance under our 2015 Employee Stock Purchase Plan as of March 31, 2017.

Description of capital stock

General

The following descriptions of our capital stock and certain provisions of our amended and restated certificate of incorporation, amended and restated bylaws and Amended and Restated Investors’ Rights Agreement, or our IRA, dated as of February 10, 2014, as amended, are summaries and are qualified by reference to our amended and restated certificate of incorporation, amended and restated bylaws and IRA. Copies of these documents have been filed with the SEC and are incorporated by reference to our registration statement, of which this prospectus forms a part, and to the applicable provisions of Delaware law. Our authorized capital stock consists of 1,200,000,000 shares of capital stock, $0.000004 par value per share, of which:

•	1,000,000,000 shares are designated as Class A common stock;
•	100,000,000 shares are designated as Class B common stock; and
•	100,000,000 shares are designated as preferred stock.

As of March 31, 2017, we had outstanding 34,983,995 shares of Class A common stock, 5,973,301 shares of Class B common stock and no outstanding shares of our preferred stock. As of March 31, 2017, we had 33 holders of record of our Class A common stock and 63 holders of record of our Class B common stock. The actual number of stockholders is greater than this number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees.

Class A common stock and Class B common stock

Voting rights

The holders of our Class A common stock are entitled to one vote per share, and the holders of our Class B common stock are entitled to 10 votes per share. The holders of our Class A common stock and Class B common stock will generally vote together as a single class on all matters submitted to a vote of our stockholders, unless otherwise required by Delaware law or our amended and restated certificate of incorporation. Delaware law could require either holders of our Class A common stock or Class B common stock to vote separately as a single class in the following circumstances:

•

if we were to seek to amend our amended and restated certificate of incorporation to increase or decrease the par value of a class of our capital stock, then that class would be required to vote separately to approve the proposed amendment; and

•

if we were to seek to amend our amended and restated certificate of incorporation in a manner that alters or changes the powers, preferences or special rights of a class of our capital stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

Our stockholders do not have the ability to cumulate votes for the election of directors. Our amended and restated certificate of incorporation and amended and restated bylaws provide for a classified board of directors consisting of three classes of approximately equal size, each class serving staggered three-year terms. Only one will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

No preemptive or similar rights

Our common stock is not entitled to preemptive rights and is not subject to conversion, redemption or sinking fund provision.

Right to receive liquidation distributions

Upon our dissolution, liquidation or winding-up, the assets legally available for distribution to our stockholders are distributable ratably among the holders of our common stock, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Conversion

Each share of our Class B common stock is convertible at any time at the option of the holder into one share of our Class A common stock. In addition, each share of our Class B common stock will convert automatically into one share of our Class A common stock upon any transfer, whether or not for value, except for certain transfers described in our amended and restated certificate of incorporation, including transfers for tax and estate planning purposes so long as the transferring holder of Class B common stock continues to hold exclusive voting and dispositive power with respect to the shares transferred.

All outstanding shares of Class B common stock shall automatically convert to Class A common stock on the seventh anniversary of the completion of our initial public offering, or June 24, 2022. Once transferred and converted into a share of our Class A common stock, the converted share of our Class B common stock will not be reissued. In addition, following the final conversion date set forth above, no further shares of our Class B common stock will be issued.

Preferred stock

Our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. We have no current plan to issue any shares of preferred stock.

Equity awards

As of March 31, 2017, options to purchase an aggregate of 1,110,418 shares of our Class A common stock, with a weighted-average exercise price of approximately $18.70 per share, and 987,646 restricted stock units which will be settled in shares of Class A common stock remain outstanding under our 2015 Equity Incentive Plan. As of March 31, 2017, we had outstanding options to purchase an aggregate of 2,877,738 shares of our Class B common stock, with a weighted-average exercise price of approximately $9.99 per share, under our 2009 Stock Option Plan.

Registration rights

We are party to the IRA which provides certain holders of our common stock rights with respect to the registration of their shares under the Securities Act. We will pay the registration expenses (other than underwriting discounts and commissions and stock transfer taxes) of the holders of the shares registered pursuant to the registrations described below. In an underwritten offering, the underwriters have the right, subject to specified conditions, to limit the number of shares such holders may include. Our stockholders who have registration rights have waived their rights under the IRA (i) to receive notice of this offering and (ii) to include their registrable shares in this offering.

Demand registration rights

Certain holders of our common stock are entitled to certain demand registration rights. Beginning six months after the effective date of the registration statement for our initial public offering, or December 18, 2015, certain groups of stockholders can request that we register the offer and sale of their shares. We are obligated to effect only two such registrations for each group of stockholders. Such request for registration must cover securities the anticipated aggregate public offering price of which, before payment of underwriting discounts and commissions, is at least $5,000,000. If we determine that it would be seriously detrimental to us and our stockholders to effect such a demand registration, we have the right to defer such registration, not more than once in any 12-month period, for a period of up to 120 days.

Piggyback registration rights

If we propose to register the offer and sale of our capital stock under the Securities Act, in connection with the public offering of such capital stock, certain holders of our common stock will be entitled to certain “piggyback” registration rights allowing the holders to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to (i) a demand registration, (ii) a Form S-3 registration, (iii) a registration related to a company stock plan or a transaction covered by Rule 145 promulgated under the Securities Act, (iv) a registration of common stock issuable upon conversion of debt securities that are also being registered, or (v) a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the registrable shares, the holders of these shares are entitled to notice of the registration and have the right, subject to certain limitations, to include their shares in the registration.

S-3 registration rights

Certain holders of our common stock will be entitled to certain Form S-3 registration rights. Holders of these shares then outstanding may make a written request that we register the offer and sale of their shares on a registration statement on Form S-3 if we are eligible to file a registration statement on Form S-3 so long as the request covers securities the anticipated aggregate public offering price of which, after payment of underwriting discounts and commissions, is at least $1,000,000. These stockholders may make an unlimited number of requests for registration on Form S-3; however, we will not be required to effect a registration on Form S-3 during the period ending six months after the effective date of a “piggyback” registration or if we have effected a Form S-3 registration within the 12-month period preceding the date of the request. Additionally, if we determine that it would be seriously detrimental to us and our stockholders to effect such a registration, we have the right to defer such registration, not more than once in any 12-month period, for a period of up to 120 days.

Anti-takeover provision

The provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws, which are summarized below, may have the effect of delaying, deferring or discouraging another person from acquiring control of our company. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Delaware law

We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	the transaction was approved by the board of directors prior to the time that the stockholder became an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” as a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring or preventing changes in control of our company.

Amended and restated certificate of incorporation and amended and restated bylaws provisions

Our amended and restated certificate of incorporation and our amended and restated bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our board of directors or management team, including the following:

Board of directors vacancies.    Our amended and restated certificate of incorporation and amended and restated bylaws authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors is permitted to be set only by a resolution adopted by a majority vote of our entire board of directors. These provisions prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors and will promote continuity of management.

Classified board.    Our amended and restated certificate of incorporation and amended and restated bylaws provide that our board of directors is classified into three classes of directors. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.

Stockholder action; special meeting of stockholders.    Our amended and restated certificate of incorporation provide that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws. Our amended and restated bylaws further provide that special meetings of our stockholders may be called only by a majority of our board of directors, the chairman of our board of directors, our Chief Executive Officer or our President, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

Advance notice requirements for stockholder proposals and director nominations.    Our amended and restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Directors removed only for cause.    Our amended and restated certificate of incorporation provide that stockholders may remove directors only for cause.

Amendment of charter provisions.    Any amendment of the above provisions in our amended and restated certificate of incorporation would require approval by holders of at least 66 2/3% of our then outstanding capital stock.

Issuance of undesignated preferred stock.    Our board of directors have the authority, without further action by our stockholders, to issue up to 100,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.

Transfer agent and registrar

The transfer agent and registrar for our Class A common stock and Class B common stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 250 Royall Street, Canton, Massachusetts 02021.

Listing

Our Class A common stock is listed on The NASDAQ Global Market under the symbol “MB.”

Material U.S. federal income tax consequences to non-U.S. holders of our Class A common stock

The following is a summary of the material U.S. federal income consequences to non-U.S. holders (as defined below) of their ownership and disposition of our Class A common stock, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income and estate tax consequences different from those set forth below. We have not obtained, and do not intend to obtain, any opinion of counsel or ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction or under any non-income tax laws, including U.S. federal gift and estate tax laws, except to the limited extent set forth below. In addition, this discussion does not address the potential application of the Medicare contribution tax on net investment income or any tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	tax-exempt organizations;

•	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

•	brokers or dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons that own, or are deemed to own, more than 5% of our Class A common stock (except to the extent specifically set forth below);

•	certain former citizens or long-term residents of the United States;

•	partnerships, other pass-through entities or other entities classified as partnerships for U.S. federal income tax purposes (and partners or investors therein);

•	persons who hold our Class A common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;

•	persons who hold or receive our Class A common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	persons subject to the alternative minimum tax;

•	persons who do not hold our Class A common stock as a capital asset within the meaning of Section 1221 of the Code; or

•	persons deemed to sell our Class A common stock under the constructive sale provisions of the Code.

In addition, if a partnership or entity classified as a partnership for U.S. federal income tax purposes holds our Class A common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our Class A common stock, and partners in such partnerships, should consult their tax advisors.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Non-U.S. holder defined

For purposes of this discussion, you are a non-U.S. holder if you are any holder other than a partnership or other entity classified as a partnership for U.S. federal income tax purposes, or:

•	an individual citizen or resident of the United States (for tax purposes);

•	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons (within the meaning of Section 7701(a)(3) of the Code) who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a U.S. person.

Distributions

As described in the section titled “Dividend policy,” we have never declared or paid any cash dividends on our Class A common stock and do not anticipate paying any cash dividends or other distributions on our Class A common stock. However, if we do make distributions on our Class A common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, the excess will constitute a return of capital and will first reduce your basis in our Class A common stock, but not below zero, and then will be treated as gain from the sale of stock as described below under “—Gain on disposition of our Class A common stock.”

Subject to the discussion below on effectively connected income, any dividend paid to you generally will be subject to U.S. withholding tax either at a rate of 30% (under current law) of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, you must provide us with an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8 (or successor form), including a U.S. taxpayer identification number, certifying qualification for the reduced rate. These forms must be updated periodically. A non-U.S. holder of shares of our Class A common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS. If the non-U.S. holder holds our Class A common stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Dividends received by you that are effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, that are attributable to a permanent establishment or a fixed base maintained by you in the United States), are exempt from such withholding tax if you satisfy certain certification and disclosure requirements. In order to obtain this exemption, you must provide us with an IRS Form W-8ECI (or successor form) or other applicable IRS Form W-8 (or successor form) properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, generally are taxed at the same graduated U.S. federal income tax rates applicable to U.S. persons, net of certain deductions and credits. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. You should consult your tax advisor regarding any applicable tax treaties that may provide for different rules.

Gain on disposition of our Class A common stock

Subject to the discussion below regarding backup withholding and foreign accounts, you generally will not be required to pay U.S. federal income tax on any gain realized upon the sale, exchange or other disposition of our Class A common stock unless:

•

the gain is effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment or a fixed base maintained by you in the United States);

•

you are a non-resident alien individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or our Class A common stock constitutes a U.S. real property interest by reason of our status as a “United States real property holding corporation” (USRPHC) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding your disposition of, or your holding period for, our Class A common stock.

We believe that we are not currently and will not become a USRPHC and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our Class A common stock is regularly traded on an established securities market, such Class A common stock will be treated as U.S. real property interests only if you actually or constructively hold more than 5% of such regularly traded Class A common stock at any time during the shorter of the five-year period preceding your disposition of, or your holding period for, our Class A common stock.

If you are a non-U.S. holder described in the first bullet above, you will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above, you will be required to pay a flat 30% tax (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, which gain may be offset by U.S.-source capital losses for the year (provided you have timely filed U.S. federal income tax returns with respect to such losses). You should consult your tax advisor regarding any applicable income tax or other treaties that may provide for different rules.

Federal estate tax

Our Class A common stock beneficially owned by an individual who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) at the time of their death will generally be includable in the decedent’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such stock, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax or other treaty provides otherwise.

Backup withholding and information reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address, and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends on or of proceeds from the disposition of our Class A common stock made to you may be subject to additional information reporting and backup withholding at a current rate of 28% unless you establish an exemption, for example, by properly certifying your non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or another appropriate version of IRS Form W-8 (or successor form). Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign accounts

The Foreign Account Tax Compliance Act, or FATCA, generally imposes a U.S. federal withholding tax of 30% on dividends on and the gross proceeds from the sale or other disposition of our Class A common stock, paid to a “foreign financial institution” (as specifically defined under these rules), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on and the gross proceeds from the sale or other disposition of our Class A common stock paid to a “non-financial foreign entity” (as specifically defined for purposes of these rules) unless such entity provides the withholding agent with a certification identifying certain substantial direct and indirect U.S. owners of the entity, certifies that there are none or otherwise establishes an exemption. The withholding provisions under FATCA generally apply to dividends on our Class A common stock and, under current transitional rules, are expected to apply with respect to the gross proceeds from a sale or other disposition of our Class A common stock on or after January 1, 2019. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in our Class A common stock.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR CLASS A COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAW, AS WELL AS TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, NON-U.S. OR U.S. FEDERAL NON-INCOME TAX LAWS.

Underwriting

We are offering the shares of Class A common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC is acting as representative of the underwriters. We have entered into an underwriting agreement with the representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of Class A common stock listed next to its name in the following table:

Name	Number of shares
J.P. Morgan Securities LLC	1,760,000
UBS Securities LLC	704,000
Jefferies LLC	660,000
Credit Suisse Securities (USA) LLC	440,000
JMP Securities LLC	352,000
Pacific Crest Securities, a division of KeyBanc Capital Markets Inc.	264,000
Imperial Capital, LLC	132,000
Roth Capital Partners, LLC	88,000

Total	4,400,000

The underwriters are committed to purchase all of the shares of Class A common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the shares of Class A common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $0.80 per share. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to 660,000 additional shares of Class A common stock from us. The underwriters have 30 days from the date of this prospectus to exercise this option. If any shares are purchased with this option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of Class A common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of Class A common stock less the amount paid by the underwriters to us per share of Class A common stock. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Total
	Per share	Without option exercise	With full option exercise
Public offering price	$27.95	$122,980,000	$141,427,000
Underwriting discounts and commissions to be paid by us:	$1.327625	$5,841,550	$6,717,782
Proceeds, before expenses, to us:	$26.622375	$117,138,450	$134,709,218

We estimate that the total expenses of this offering payable by us, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $445,000. In addition, we have agreed to reimburse the underwriters for expenses of up to $30,000 related to clearance of this offering with the Financial Industry Regulatory Authority, Inc., or FINRA.

A prospectus in electronic format may be made available on the websites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We, all directors and officers and certain of our stockholders have agreed that, without the prior written consent of J.P. Morgan Securities LLC on behalf of the underwriters, we and they will not, subject to certain exceptions, during the period ending 60 days after the date of this prospectus (the “restricted period”):

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our Class A or Class B common stock or any securities convertible into or exercisable or exchangeable for shares of our Class A or Class B common stock;

•

file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of our Class A or Class B common stock or any securities convertible into or exercisable or exchangeable for our Class A or Class B common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our Class A or Class B common stock;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of J.P. Morgan Securities LLC on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of our Class A or Class B common stock or any security convertible into or exercisable or exchangeable for our Class A or Class B common stock.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

Our Class A common stock is listed on The NASDAQ Global Market under the symbol “MB.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of Class A common stock in the open market for the purpose of preventing or retarding a decline in the market price of the Class A common stock while this offering is in progress. These stabilizing transactions may include making short sales of the Class A common stock, which involves the sale by the underwriters of a greater number of shares of Class A common stock than they are required to purchase in this offering, and purchasing shares of Class A common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they also may engage in other activities that stabilize, maintain or otherwise affect the price of the Class A common stock, including the imposition of penalty bids. This means that if the representative of the underwriters purchases Class A common stock in the open market in stabilizing transactions or to cover short sales, the representative can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the Class A common stock or preventing or retarding a decline in the market price of the Class A common stock and, as a result, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on The NASDAQ Global Market in the over-the-counter market or otherwise.

In addition, in connection with this offering certain of the underwriters (and selling group members) may engage in passive market making transactions in our Class A common stock on The NASDAQ Global Market prior to the pricing and completion of this offering. Passive market making consists of displaying bids on The NASDAQ Global Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker’s average daily trading volume in the Class A common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our Class A common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates, and may provide from time to time in the future, certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they may receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Selling restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe for, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

European Economic Area

In relation to each member state of the European Economic Area, no offer of securities which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the underwriters for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities referred to in (a) to (c) above shall result in a requirement for the Company or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person located in a Member State to whom any offer of securities is made or who receives any communication in respect of any offer of ordinary shares, or who initially acquires any securities will be deemed to have represented, warranted, acknowledged and agreed to and with the underwriters and the Company that (1) it is a “qualified investor” within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any securities acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the securities acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the underwriters has been given to the offer or resale; or where ordinary shares have been acquired by it on behalf of persons in any Member State other than qualified investors, the offer of those ordinary shares to it is not treated under the Prospectus Directive as having been made to such persons.

The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

This prospectus has been prepared on the basis that any offer of securities in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of securities. Accordingly any person making or intending to make an offer in that Member State of securities which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of securities in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in each Member State.

Canada

The common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Switzerland

The securities offered by this prospectus may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, us, the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.

Dubai International Financial Centre (“DIFC”)

This document relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document you should consult an authorized financial advisor.

In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

United Arab Emirates

The securities offered by this prospectus have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

Australia

This prospectus:

•	does not constitute a disclosure document under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•

has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act; and

•

may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The securities offered by this prospectus may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the securities may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any securities may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the securities, you represent and warrant to us that you are an Exempt Investor.

As any offer of securities under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the securities you undertake to us that you will not, for a period of 12 months from the date of issue of the securities, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Japan

The securities offered by this prospectus have not been and will not be registered under the Financial Instruments and Exchange Act. Accordingly, the securities may not be offered or sold, directly or indirectly, in

Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan.

Hong Kong

The securities offered by this prospectus have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Warning

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than:

•	to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”);

•	to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA; or

•	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

•	where no consideration is or will be given for the transfer;

•	where the transfer is by operation of law;

•	as specified in Section 276(7) of the SFA; or

•	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Bermuda

The securities offered by this prospectus may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.

Saudi Arabia

This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations as issued by the board of the Saudi Arabian Capital Market Authority (“CMA”) pursuant to resolution number 2-11-2004 dated 4 October 2004 as amended by resolution number 1-28-2008, as amended (the “CMA Regulations”). The CMA does not make any representation as to the accuracy or completeness of this document and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this document, you should consult an authorized financial adviser.

British Virgin Islands

The securities are not being, and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription by or on behalf of us. The securities may be offered to companies incorporated under the BVI Business Companies Act, 2004 (British Virgin Islands), “BVI Companies”), but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the British Virgin Islands.

This prospectus has not been, and will not be, registered with the Financial Services Commission of the British Virgin Islands. No registered prospectus has been or will be prepared in respect of the securities for the purposes of the Securities and Investment Business Act, 2010 (“SIBA”) or the Public Issuers Code of the British Virgin Islands.

The securities may be offered to persons located in the British Virgin Islands who are “qualified investors” for the purposes of SIBA. Qualified investors include (i) certain entities which are regulated by the Financial Services Commission in the British Virgin Islands, including banks, insurance companies, licensees under SIBA and public, professional and private mutual funds; (ii) a company, any securities of which are listed on a recognised exchange; and (iii) persons defined as “professional investors” under SIBA, which is any person

(a) whose ordinary business involves, whether for that person’s own account or the account of others, the acquisition or disposal of property of the same kind as the property, or a substantial part of our property; or (b) who has signed a declaration that he, whether individually or jointly with his spouse, has net worth in excess of US$1,000,000 and that he consents to being treated as a professional investor.

China

This prospectus does not constitute a public offer of the securities offered by this prospectus, whether by sale or subscription, in the People’s Republic of China (the “PRC”). The securities are not being offered or sold directly or indirectly in the PRC to or for the benefit of, legal or natural persons of the PRC.

Further, no legal or natural persons of the PRC may directly or indirectly purchase any of the securities without obtaining all prior PRC’s governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this document are required by the issuer and its representatives to observe these restrictions.

Korea

The securities have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the “FSCMA”), and the securities have been and will be offered in Korea as a private placement under the FSCMA. None of the securities may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the “FETL”). The securities have not been listed on any of securities exchanges in the world including, without limitation, the Korea Exchange in Korea. Furthermore, the purchaser of the securities shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the securities. By the purchase of the securities, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the securities pursuant to the applicable laws and regulations of Korea.

Malaysia

No prospectus or other offering material or document in connection with the offer and sale of the securities has been or will be registered with the Securities Commission of Malaysia (“Commission”) for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services Licence; (iii) a person who acquires the securities, as principal, if the offer is on terms that the securities may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million

(or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the securities is made by a holder of a Capital Markets Services Licence who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

Taiwan

The securities have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the securities in Taiwan.

South Africa

Due to restrictions under the securities laws of South Africa, the securities are not offered, and the Offer shall not be transferred, sold, renounced or delivered, in South Africa or to a person with an address in South Africa, unless one or other of the following exemptions applies:

•

the offer, transfer, sale, renunciation or delivery is to duly registered banks, mutual banks, financial services provider, financial institution, the Public Investment Corporation (in each case registered as such in South Africa), a person who deals with securities in their ordinary course of business, or a wholly owned subsidiary of a bank, mutual bank, authorized services provider or financial institution, acting as agent in the capacity of an authorized portfolio manager for a pension fund (duly registered in South Africa), or as manager for a collective investment scheme (registered in South Africa); or

•	the contemplated acquisition cost of the securities, for any single addressee acting as principal is equal to or greater than R1,000,000.

This document does not, nor is it intended to, constitute an “offer to the public” (as that term is defined in the South African Companies Act, 2008 (the “SA Companies Act”) and does not, nor is it intended to, constitute a prospectus prepared and registered under the SA Companies Act. This document is not an “offer to the public” and must not be acted on or relied on by persons who do not fall within Section 96(1)(a) of the SA Companies Act (such persons being referred to as “relevant persons”). Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

A South African resident person or company or any non-South African company which is a subsidiary of a South African company is not permitted to acquire the securities unless such person has obtained exchange control approval to do so.

Legal matters

Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California, which has acted as our counsel in connection with this offering, will pass upon the validity of the shares of our Class A common stock being offered by this prospectus. The underwriters have been represented by Cooley LLP, San Francisco, California.

Experts

The consolidated financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

Information incorporated by reference

We “incorporate by reference” certain documents we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and any information contained in this prospectus or in any document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus or free writing prospectus provided to you in connection with this offering, or in any other document we subsequently file with the SEC that also is incorporated by reference in this prospectus, modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus.

The following documents filed with the SEC are hereby incorporated by reference in this prospectus:

•

our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on March 1, 2017, including the information specifically incorporated by reference into the Annual Report on Form 10-K from our definitive proxy statement on Schedule 14A filed with the SEC on April 28, 2017;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 filed with the SEC on May 9, 2017;

•	our Current Reports on Form 8-K filed with the SEC on February 8, 2017 and April 20, 2017; and

•

the description of our Class A common stock as set forth in our registration statement on Form 8-A (File No. 001-37453), filed with the SEC on June 16, 2015, pursuant to Section 12(b) of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such reports and other documents.

Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” or may in the future “furnish” to the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the information that has been or may be incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits have been specifically incorporated by reference thereto. Requests for such copies should be directed to our Investor Relations department at the following address:

MINDBODY, Inc.

Attention: Investor Relations

4051 Broad Street, Suite 220

San Luis Obispo, California 93401

(877) 755-4279

Where you can find additional information

We file annual, quarterly, current and special reports and other information with the SEC. You may read and copy any documents we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. The SEC also maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants like us that file electronically with the SEC. The address of the site is www.sec.gov.

Our Internet address is www.mindbodyonline.com. We make available free of charge, on or through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, and amendments to those reports filed or furnished pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Any internet addresses provided in this prospectus are for information only and are not intended to be hyperlinks. In addition, the information on or available through our website is not a part of, and is not incorporated or deemed to be incorporated by reference in, this prospectus or any free writing prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus or any free writing prospectus provided in connection with this offering. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus or any free writing prospectus provided in connection with this offering. The shares of common stock offered under this prospectus are offered only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common stock.

This prospectus constitutes a part of a registration statement we filed with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the shares of our common stock, reference is hereby made to the registration statement. The registration statement may be inspected at the public reference facilities maintained by the SEC at the addresses set forth above. Statements contained herein concerning any document filed as an exhibit are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement. Each such statement is qualified in its entirety by such reference.